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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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MTS Systems Corporation
(Name of Registrant as Specified In Its Charter)

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MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515 Info@mts.com www.mts.com

December 28, 2017
Dear MTS Shareholder:

MTS is holding a virtual Annual Meeting of Shareholders this year on Tuesday, February 13, 2018, at 8:30 a.m. Central Standard Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/MTSC2018, where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual shareholder meeting provides greater access to those who may want to attend and therefore have chosen this method for our Annual Meeting over an in-person meeting. You will need to provide your 16-digit control number that is on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive materials by mail.

Your vote is important to us. Approximately 93% of the Company's shares were voted at our prior Annual Meeting held in June 2017 and we thank our shareholders for their response. We urge you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. And, as indicated above, you may vote during the Annual Meeting online at www.virtualshareholdermeeting.com/MTSC2018.
I encourage you to attend our virtual Annual Meeting of Shareholders on February 13, 2018, at 8:30 a.m., Central Standard Time, by visiting www.virtualshareholdermeeting.com/MTSC2018.
Very truly yours,

David J. Anderson Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME
February 13, 2018; 8:30 a.m. (Central time)

VIRTUAL MEETING

The annual meeting of shareholders of MTS Systems Corporation (the "Company") will be held on Tuesday, February 13, 2018, as a virtual meeting at www.virtualshareholdermeeting.com/MTSC2018.

ITEMS OF BUSINESS

1.         To elect eight directors to hold office until the next annual meeting of shareholders or until their successors are duly elected;

2.         To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 29, 2018 ("fiscal year 2018");

3.         To hold a non-binding, advisory vote to approve the compensation of the Company's named executive officers; and

4.         To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement made available over the internet and, upon request, in paper copy.

    December 28, 2017
    On behalf of the Board of Directors,

David J. Anderson
 Chairman of the Board

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290

The Board of Directors has set the close of business on December 18, 2017, as the Record Date for the determination of shareholders entitled to notice of and to vote at, the meeting and at any adjournments or postponements thereof.

HOW TO VOTE

All shareholders are cordially invited to attend the virtual Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/MTSC2018. Whether or not you expect to attend, please vote:

By Internet:   www.proxyvote.com

By Phone:     Call 1.800.690.6903

By Mail:         You may request a paper proxy
                      card, which you may complete, sign
                      and return by mail.

The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

MTS SYSTEMS CORPORATION
14000 Technology Drive
Eden Prairie, Minnesota 55344

PROXY STATEMENT

GENERAL

This proxy statement is furnished to the shareholders of MTS Systems Corporation (the "Company," "we," "us," or "our") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") to be voted at the virtual Annual Meeting of Shareholders to be held on Tuesday, February 13, 2018 (the "Annual Meeting"), at 8:30 a.m., Central Standard Time, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the Annual Report for the fiscal year ended September 30, 2017 ("fiscal year 2017"), is being first sent or given to shareholders on or about December 28, 2017.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Eight directors will be elected at the Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election the eight persons named below. Each has consented to being named a nominee and will, if elected, serve until the next annual meeting of shareholders or until a successor is elected. Each nominee listed below is currently a director of the Company and each was elected by the shareholders. In addition to the nominees listed below, Barb J. Samardzich served as a member of our Board for a portion of fiscal year 2017. Ms. Samardzich did not stand for re-election at the annual meeting of shareholders held in June 2017. Proxies solicited by the Board will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire Board.

Nominees

The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

David J. Anderson – Age 70 Director since 2009 Chair since 2011	Director of Modine Manufacturing Company since 2010 and a member of its Corporate Governance and Nominating Committee, Audit Committee, and Technology Committee; Director of Schnitzer Steel Industries, Inc. (a steel manufacturing and scrap metal recycling company) since 2009 and a member of its Audit Committee and Compensation Committee; Co-Vice Chairman of Sauer-Danfoss, Inc. (developer and manufacturer of fluid power and electronic components and systems for mobile equipment applications) from 2008 until June 2009; President, Chief Executive Officer and Director of Sauer-Danfoss Inc. from 2002 until he retired in 2009; various senior management positions with Sauer-Danfoss Inc. from 1984 to 2008; and prior to 1984, various positions in sales, marketing and applications engineering within several manufacturing and distribution businesses.

Mr. Anderson's qualifications to serve on our Board and to serve as the Chair of the Board include his more than 40 years of international, industrial business experience and his chief executive officer and operations experience. He also has technology and engineering experience, the ability to formulate and execute strategy and financial expertise.

Jeffrey A. Graves – Age 56 Director since 2012
President and Chief Executive Officer of the Company since May 2012; President, Chief Executive Officer and a director of C&D Technologies, Inc. (a manufacturer, marketer and distributer of electrical power storage systems for the standby power storage market) from July 2005 until May 2012; various executive positions at Kemet Electronics Corporation from 2001 to 2005, including Chief Executive Officer; various leadership positions with General Electric Company's Power Systems Division and Corporate Research & Development Center from 1995 to 2001; prior to 1995, various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves previously served as a director of Teleflex Incorporated from 2007 until 2017, and has served as a director of Hexcel Corporation and Faro Technologies, Inc. since 2007 and 2017, respectively.

As the only member of management serving on our Board, Dr. Graves contributes an in-depth understanding of the opportunities and challenges facing our Company. His experience in both executive and board positions at various technology companies gives him insight into strategic, financial and personnel matters, as well as the considerations particular to public companies.

David D. Johnson – Age 61 Director since 2013	Retired; Director of Nuvectra Corporation since 2016 and a member of its Audit Committee; Executive Vice President, Treasurer and Chief Financial Officer of Molex LLC (manufacturer of electronic connectors) from 2005 to 2016; Vice President, Treasurer and Chief Financial Officer of Sypris Solutions, Inc., from 1996 to 2005; served as Regional Controller for Molex's Far East Region; Financial Director for New Ventures and Acquisitions; and Financial Director for the Far East South Region from 1984 to 1996. From 1978 to 1984, Mr. Johnson worked for the public accounting firm KPMG LLP.

Mr. Johnson's qualifications to serve on our Board include his chief financial officer experience for a global industrial company. Mr. Johnson has had executive-level responsibility for financial and accounting matters in a number of settings, including international contexts.

Randy J. Martinez – Age 62 Director since 2014
Former Corporate Vice President of Strategy and Business Development for AAR Corporation (a provider of aviation services to the worldwide commercial aerospace and governmental/defense industries) from August 2015 to May 2017. Prior to this role, Mr. Martinez held other leadership roles within AAR, including Group Vice President, Aviation Services and President and Chief Executive Officer, AAR Airlift Group (March 2012 to August 2015) and Group Vice President, Government and Defense Services and Senior Vice President, Government and Defense Programs (2009 to 2012). Before joining AAR in 2009, Mr. Martinez was the Chief Executive Officer at World Air Holdings, Inc. (Nasdaq). As a graduate of the United States Air Force Academy, Mr. Martinez served with distinction in the U.S. Air Force for over 21 years, holding a wide variety of leadership roles, including both line command and senior staff positions.

Mr. Martinez currently serves on the Board of the National Defense Transportation Association (NDTA), serving as Chair for the Aviation Sector.

Mr. Martinez's qualifications to serve on our Board include his experience as a chief executive officer at a public company and his particular knowledge of the aviation and defense industries. His diverse industry experience assists in helping to understand our customers who are also diverse by industry and geography.

Michael V. Schrock – Age 64 Director since 2014
Advisor for Oak Hill Capital Partners (a private equity investment firm) since March 2014; President and Chief Operating Officer of Pentair LLC (a global water, fluid, thermal management and equipment protection company) from 2006 through 2013. Prior to that role, Mr. Schrock held several leadership positions at Pentair over his 16-year career, including President of Water Technologies Americas, President of the Pump and Pool Group and President/COO of Pentair Technical Products. Before joining Pentair, Mr. Schrock held numerous senior leadership roles in both the US and Europe at Honeywell International Inc. Mr. Schrock has served on the Board of Directors of Plexus Corporation since 2016.

Mr. Schrock's experience includes more than 35 years in senior roles at major industrial companies. His deep management and operating experience both domestically and internationally and strong track record leading and integrating strategic acquisitions give our Board valuable insight into global business and acquisition matters.

Gail P. Steinel – Age 60 Director since 2009	Owner of Executive Advisors (provider of leadership development services and strategic/profit improvement consulting) since 2007; Executive Vice President, Consumer, Industrial & Technology business unit at BearingPoint (a global technology and management consulting company) from 2002 to 2007; and progressive management positions at Arthur Andersen (provider of audit, tax and consulting services), where her final position was Global Managing Partner of the Business Consulting Division, from 1979 to 2002. Ms. Steinel serves on several boards, including the Board of Trustees of Federal Realty Investment Trust and is Chairperson of its Audit Committee.

Ms. Steinel's qualifications to serve on our Board include her global managing partner experience running a large global business, more than 35 years of business management consulting providing global strategy, policy development, complex problem solving and operations consulting services, as well as her financial expertise and experience as a certified public accountant.

Maximiliane C. Straub – Age 53 Director since 2017
Chief Financial Officer of Bosch LLC (the U.S. subsidiary of Bosch Group, a global engineering and electronics manufacturer) and Executive VP Finance, Controlling and Administration of Bosch North America from 2010 to present; President Full Brake Systems North America of Robert Bosch LLC from 2006 to 2010; and other roles of increasing responsibility with various Bosch affiliates from 1993 to 2006.

Ms. Straub's qualifications to serve on our Board include her chief financial officer experience for a global industrial company. She has developed significant responsibility for finance and accounting matters, as well as profit and loss responsibility, strategic planning experience and mergers and acquisitions experience, all in an international context.

Chun Hung (Kenneth) Yu – Age 68 Director since 2013
Retired; Vice President, Global Channel Services, International Operations for 3M Company (diversified manufacturer of consumer, industrial and health products) from May 2013 to December 2013; President, China Region and 3M China from 2000 to May 2013; President, 3M Taiwan from 1999 to 2000; served in several Director and leadership roles within the 3M organization from 1969 to 1999, located in St. Paul, Minnesota and the Asian-Pacific region.

Mr. Yu's qualifications to serve on our Board include his extensive operations experience in the Asian-Pacific region, a market we have identified as a growth opportunity for our Company's products and services. Mr. Yu also contributes significant leadership, planning and management skills developed during his long tenure with a successful and growing global manufacturing company.

Voting Information and Board Voting Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes cast. The eight nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, the Board may act to reduce the number of directors or the persons named in the proxies may vote for the election of such substitute nominee as the Board may propose. It is intended that proxies will be voted for such nominees in the latter circumstance. The proxies cannot be voted for a greater number of persons than eight.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH NOMINEE LISTED.

Other Information Regarding the Board

Meetings and Independence.    The Board met five times during fiscal year 2017. All of the current directors attended at least 75% of the number of Board meetings and meetings of Board committees on which he or she served that were held during fiscal year 2017. It is our policy that all directors should attend the Annual Meeting and, other than Ms. Samardzich, all of the directors who were serving at the time of the prior annual meeting of shareholders, which was held in June 2017, did so.

Independence determinations concerning the Board are made by the Governance and Nominating Committee and, with regard to related party transactions, by the Audit Committee. The Governance and Nominating Committee of the Board has determined that Messrs. Anderson, Johnson, Martinez, Schrock and Yu and Mses. Steinel and Samardzich are independent, as defined by the applicable rules for companies listed on the Nasdaq Stock Market. The Governance and Nominating Committee of the Board has determined that Ms. Straub is not independent as defined by the applicable rules for companies listed on the Nasdaq Stock Market because her sibling is a partner of KPMG Germany, an affiliate of our independent registered public accounting firm. Dr. Graves is not independent due to his service as Chief Executive Officer of the Company. In making the independence determination with respect to related party transactions during fiscal year 2017, the Audit Committee considered with regard to: Ms. Samardzich that the Company sold approximately $1.4 million in goods and services to SKF Group (where Ms. Samardzich serves on its board of directors), approximately $70,000 in goods and services to Adient plc (where Ms. Samardzich serves on its board of directors), and less than $10,000 in goods and services to Lawrence Technological University (where Ms. Samardzich serves on its board of trustees); Ms. Straub that the Company sold approximately $1.8 million in goods and services to Bosch; Mr. Anderson that the Company sold less than $120,000 in goods and services to Modine Manufacturing Company; Mr. Martinez that the Company sold less than $10,000 in goods and services to AAR Corp; and Mr. Schrock that the Company sold less than $10,000 in goods and services to the University of St. Thomas School of Engineering. The Audit Committee determined that the aggregate dollar amount of the transactions are below the threshold for the Nasdaq Stock Market independence rules and/or that the transactions do not present a real, potential or perceived conflict between the Company's interests and the direct or indirect interests of Mses. Samardzich and Straub and Messrs. Anderson, Martinez and Schrock, as applicable.

Board Committees.    Each of our three standing committees operates under a written charter adopted by the Board. These charters are available to shareholders on our website at www.mts.com (select "Investor Relations" and click on "Corporate Governance").

The Audit Committee of the Board, composed of Mr. Johnson (Chair), Ms. Steinel and Messrs. Anderson, and Martinez, held nine meetings during fiscal year 2017. All members of the

Audit Committee during fiscal year 2017 satisfied the Nasdaq Stock Market listing standards for Audit Committee membership. The Board determined that Ms. Steinel and Messrs. Anderson, Johnson and Martinez are each an "audit committee financial expert" under the Sarbanes-Oxley Act of 2002. Among other duties, the Audit Committee:

    •
    selects our independent registered public accounting firm;

    •
    reviews and evaluates significant matters relating to our audit and internal controls;

    •
    reviews the scope and results of the audits by, and the recommendations of, our independent registered public accounting firm;

    •
    is responsible for monitoring risks related to financial assets, accounting, legal and corporate compliance, discusses legal and compliance matters and assesses the adequacy of Company risk-related internal controls;

    •
    pre-approves, in accordance with its pre-approval policy, all audit and permissible non-audit services and fees provided by our independent registered public accounting firm;

    •
    reviews our audited consolidated financial statements and meets prior to public release of quarterly and annual financial information; and

    •
    meets with our management prior to filing our quarterly and annual reports containing financial statements with the Securities and Exchange Commission ("SEC").

A report of the Audit Committee is contained in this proxy statement.

The Compensation and Leadership Development Committee (the "Compensation Committee") of the Board, composed of Mr. Schrock (Chair) and Messrs. Johnson and Martinez, held seven meetings during fiscal year 2017. All members of the Compensation Committee are independent directors as defined by the rules applicable to companies listed on the Nasdaq Stock Market, are "non-employee directors" as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are "outside directors" as that term is used in Section 162(m) of the Internal Revenue Code. Among other duties, the Compensation Committee:

    •
    reviews and makes recommendations to the Board regarding our employment practices and policies;

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    in executive session, reviews and recommends to the independent directors of the full Board the compensation paid to our Chief Executive Officer and evaluates the performance of our Chief Executive Officer;

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    annually approves all compensation paid to the other executive officers;

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    reviews and approves the Company's retirement plans and approves any amendments related to such plans;

    •
    recommends stock incentive and employee stock purchase plans to the Board;

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    reviews and approves stock ownership guidelines for executive officers and monitors adherence to such guidelines;

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    determines whether risks arising from the Company's compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company;

    •
    oversees the Company's talent review, leadership development process and succession planning for executive officers; and

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    approves the Compensation Discussion and Analysis (the "CD&A") for our proxy statement.

A report of the Compensation Committee is contained in this proxy statement.

The Governance and Nominating Committee of the Board, composed of Ms. Steinel (chair) and Messrs. Schrock and Yu, held four meetings in fiscal year 2017. All members are independent directors as defined by the rules applicable to companies listed on the Nasdaq Stock Market. Among other duties, the Governance and Nominating Committee:

    •
    reviews and approves Board governance practices;

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    administers the Board evaluation process;

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    reviews and approves compensation of non-employee directors;

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    monitors adherence to the stock ownership guidelines applicable to non-employee directors;

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    identifies, evaluates and recommends potential director candidates and director nominees for selection by the Board; and

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    identifies, evaluates and recommends potential candidates for Chairman of the Board and Chief Executive Officer positions when vacancies arise.

Director Nomination Process.    In identifying prospective director candidates, the Governance and Nominating Committee (for purposes of this Director Nomination Process sub-section, the "Committee") considers recommendations from shareholders and recommendations from business and professional sources, including executive search firms.

In evaluating director candidates, the Committee believes that all members of the Board should have personal and professional integrity, an absence of conflicts of interest and an ability to understand and respect the advisory and proactive oversight responsibility of the Board. In addition, all non-employee members of the Board should meet independence requirements, comply with director orientation and education guidelines, commit sufficient time to attend Board and committee meetings and fully perform the duties of a director.

In addition to these threshold criteria, the Committee also considers the contributions a candidate is expected to make to the collective functioning of the Board. The Committee seeks directors who will contribute to the Board in areas such as strategy and policy development, technology and engineering, human capital development, financial expertise, international business development and best practices, industrial business value creation, acquisition expertise and public company chief executive officer perspective.

Candidates are expected to effectively perform the role of a director by demonstrating broad perspectives and an inquiring mind, being well prepared for and actively participating in Board and committee meetings, contributing expertise to the Board and committees, listening well, expressing views candidly, applying experience and expertise, being respectful of others and appropriately representing the shareholders.

While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences and backgrounds. The goal is to have a balanced and diverse Board, with members whose skills, backgrounds and experiences will enhance the quality of the Board's deliberations and decisions and cover the spectrum of areas that impact the Company's business. Each member of the Board should contribute to the overall Board composition, with the goal of creating a diverse Board that works collaboratively to guide the success of the Company and represent shareholder interests.

The Committee's policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the written recommendations to our Secretary at least 90 days prior to the date corresponding to the date of the previous year's annual meeting of shareholders, with the submitting shareholder's name, address and pertinent information about the proposed nominee. See "Other Information – Shareholder Proposals" for additional information regarding the submission of candidates for Board membership in the event of a change in the annual meeting date from the previous year.

A shareholder intending to nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. Our Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to our Secretary. Such notice must be given not fewer than 90 days nor more than 120 days prior to the date corresponding to the date of the previous year's annual meeting of shareholders, except in certain circumstances, and must contain certain required information about the nominee.

Shareholders wishing to recommend for nomination or nominate a director should contact the Company's Secretary for a copy of the relevant procedure and the criteria considered by the Committee when evaluating potential new directors or the continued service of existing directors.

Board Leadership Structure.    Our Board leadership structure currently includes a non-executive Chairman of the Board and a separate Chief Executive Officer. The Board has not adopted a policy of separateness and will periodically re-evaluate its leadership structure.

The primary role of our Chief Executive Officer is to manage the business affairs of the Company and the primary role of our Chairman is to preside over all Board activities and ensure the effectiveness of the Board in all aspects of its areas of responsibility. This role includes working with the Chief Executive Officer to set the Board agenda; ensuring that clear, accurate and timely information is provided to the Board; managing Board meetings to allow time for discussion of complex or difficult issues; and promoting active participation by all Board members. The Chairman may also assist the Chief Executive Officer in managing the Company's relationships with investors and other external stakeholders.

The Board has determined that the separation of the Chairman and Chief Executive Officer roles is appropriate for the Company at this time because it enables the Chief Executive Officer to focus more closely on the day-to-day operations of the Company. The Board also values the involvement of Mr. Anderson as a leader and, through his service as Chairman, benefits more directly from his extensive industry and executive experience than it would if he did not hold such position.

Board Role in Risk Management Oversight.    Management is responsible for designing and implementing the Company's day-to-day risk management processes, controls and oversight. The Board, as a whole and through its committees, has broad responsibility for the oversight of risk management. The Board has the responsibility to satisfy itself that risk management processes and controls are adequate and functioning as designed and that Company business is conducted in compliance with proper governance procedures and applicable laws and regulations. The Board views risk in the context of major strategic and operational decisions relative to the anticipated benefits. The Board recognizes that it is neither possible nor prudent to eliminate all risk because purposeful and appropriate risk taking is essential for the Company to be competitive and to achieve its performance goals.

The Board believes the Company has good internal processes, controls and resources to identify, manage and mitigate risk, including a robust code of conduct and the compliance oversight role held by the Chief Risk Officer. As a critical part of its risk management oversight role, the Board encourages full, open and ongoing communication with management. The Board regularly engages in discussions with management on strategic, operational and governance matters to ensure that processes and controls are in place so risks are identified, managed and mitigated in a timely fashion.

The Board implements its risk management oversight function both as a whole and through committees. Much of the work is delegated to various committees, which meet regularly and report back to the full Board. All committees have significant roles in carrying out the risk management oversight function. The chair of each committee provides a committee report at each Board meeting that enables the Board to fulfill its risk management oversight responsibilities. Since risk management oversight is an ongoing process and inherent in the Company's strategic and operational decisions, the Board also discusses risk in relation to specific proposed actions.

Each committee is comprised entirely of independent directors and is responsible for overseeing risks associated with its respective area of responsibility.

The Audit Committee:

    •
    assists the Board in fulfilling its oversight responsibilities with respect to accounting and financial reporting principles and policies and internal audit controls and procedures;

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    oversees the preparation by management of the financial statements and the independent audit thereof;

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    evaluates the performance and independence of outside auditors and selects appropriate outside auditors annually;

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    is responsible for monitoring risks related to financial assets, accounting, legal and corporate compliance;

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    discusses legal and compliance matters and assesses the adequacy of Company risk-related internal controls; and

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    meets separately with representatives of our independent auditing firm, the Internal Assurance leader and the Director of Compliance.

The Compensation Committee:

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    assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our compensation policies and programs;

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    is responsible for determining salaries, incentives and other elements of total compensation for our executive officers; and

    •
    administers our various compensation and benefit plans to ensure sound pay practices with features that mitigate risk without changing the incentive nature of the compensation.

The Governance and Nominating Committee:

    •
    assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure;

    •
    is responsible for recommending director candidates to our Board, overseeing processes for shareholders to nominate director candidates and evaluating the performance of directors, committees and the Board; and

    •
    is responsible for developing, periodically reviewing and recommending corporate governance principles and procedures to the Board, as well as overseeing director orientation and continuing education.

A separate discussion regarding the risk considerations in our compensation programs, including the processes that have been put in place by the Compensation Committee and management to identify, manage and mitigate potential risks in compensation, can be found on pages 31 to 32 of this proxy statement.

Communications with the Board.    The Board provides a process for shareholders to communicate with its members. The manner in which shareholders may send communications to the Board is set forth on our website at www.mts.com (select "Investor Relations" and click on "Corporate Governance").

Board Evaluation.    The Governance and Nominating Committee leads the Board in an annual evaluation of its performance as a board of directors. Our Corporate Governance Guidelines provide that the Board annually evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively.

Code of Conduct.    We adhere to a code of ethics, known as the "MTS Code of Conduct." It applies to our directors, officers, employees and contractors. The MTS Code of Conduct sets forth guidelines for ensuring that all personnel act in accordance with the highest standards of integrity.

The MTS Code of Conduct, as well as any waivers from and amendments to it, are posted on our website at www.mts.com (select "Investor Relations" and click on "Corporate Governance").

Non-Employee Director Compensation

The table below reflects the cash compensation for annual service during fiscal year 2017 to our non-employee directors:

Role	Fiscal Year 2017 Annual Cash Retainer

Chairman of the Board	$120,000
All other non-employee directors	$55,000
Audit Committee
Chair	$20,000
All other committee members	$10,000
Compensation Committee
Chair	$15,000
All other committee members	$7,500
Governance and Nominating Committee
Chair	$11,000
All other committee members	$5,000

Upon election or re-election to the Board at each of our annual meetings of shareholders, the directors receive an annual grant of restricted stock units under our 2017 Stock Incentive Plan with the number of shares equal to the amounts set forth in the table below. The annual restricted stock unit award will vest on the one year anniversary of the date of grant.

Name	Fiscal Year 2017 Award Amount	Calculation

David J. Anderson (Chairman of the Board)	$154,000

David D. Johnson

Randy J. Martinez		FMV ÷ Grant Date Stock

Michael V. Schrock		Price rounded down to the

Gail P. Steinel	$115,000	next whole number

Maximiliane C. Straub

Kenneth Yu

If a non-employee director is appointed to the Board prior to the annual meeting of shareholders, the non-employee director may receive a pro-rated restricted stock unit award depending upon, among other factors, the length of time until the next annual meeting of shareholders. If a non-employee director resigns, retires or otherwise terminates his or her service as a director, a pro-rata portion of any restricted stock units held by such director shall vest prior to the date that the restrictions would otherwise vest.

Non-employee directors are also reimbursed for travel expenses to Board meetings.

Non-employee directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 100% of the director's fees we pay in cash and to defer the settlement of up to 100% of the restricted stock unit awards that they are eligible to receive. At the time of the deferral election, participants must select a distribution date and form of distribution. The plan provides for the crediting of dividend equivalents on such deferred settlement restricted stock units and for the crediting of interest on cash amounts (deferred director fees and dividend equivalents amounts) that are credited to a participant's deferred account. The interest rate utilized is approved by the Compensation Committee in November of each year for the following calendar year. Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used. The interest rate for calendar year 2017 was 2.45%. For fiscal year 2017, Mr. Johnson and Ms. Straub each elected to defer 100% of his or her respective director's fees and settlement of 100% of his or her respective restricted stock unit grant and associated dividend equivalents paid on such grant, and Ms. Steinel elected to defer settlement of 100% of her restricted stock unit grant and associated dividend equivalents paid on such grant. Earnings on the deferred compensation accounts (dividend equivalents and interest credits) do not represent above-market or preferential earnings.

The table below shows cash compensation earned by non-employee directors for fiscal year 2017 and either paid in cash or deferred at the election of the director as described above. The table also shows the dollar amounts recognized by us for financial statement reporting purposes during fiscal year 2017 for restricted stock unit awards granted for service during fiscal year 2017.

Director Compensation for Fiscal Year 2017

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)

David J. Anderson	128,167	154,027	7,149	289,343
David D. Johnson	80,250	115,025	6,722	201,997
Randy J. Martinez	70,250	115,025	2,407	187,682
Barb J. Samardzich(5)	29,167	—	1,117	30,284
Michael V. Schrock	72,917	115,025	2,407	190,349
Gail P. Steinel	80,167	115,025	5,123	200,315
Maximiliane C. Straub	45,833	115,025	1,290	162,148
Kenneth Yu	58,333	115,025	2,407	175,765

(1)
Includes annual retainer and committee meeting fees paid in cash.

(2)
Amounts represent aggregate grant date fair value during fiscal year 2017 under FASB ASC Topic 718, based on the valuation and utilizing the assumptions discussed in Note 6 to our Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2017 included in Item 8 of Part II of our Annual Report on Form 10-K for fiscal year 2017. On the date of our annual meeting of shareholders held in June 2017, Mr. Anderson was awarded 2,879 restricted stock units and each of Mr. Johnson, Mr. Martinez, Mr. Schrock, Ms. Steinel, Ms. Straub and Mr. Yu were awarded 2,150 restricted stock units with a grant date fair value of $53.50 per share.

(3)
As of September 30, 2017, the directors held the following number of restricted stock units: Mr. Anderson – 2,879; Mr. Johnson – 2,150; Mr. Martinez – 2,150; Mr. Schrock – 2,150; Ms. Steinel – 2,150; Ms. Straub – 2,150; and Mr. Yu – 2,150.

(4)
Reflects cash dividends paid on unvested restricted stock units in fiscal year 2017.

(5)
Ms. Samardzich served on the Board during a portion of fiscal year 2017 but did not stand for re-election at the prior annual meeting of shareholders held in June 2017.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION
WITH THE "AUDIT COMMITTEE REPORT" BELOW.

KPMG LLP ("KPMG"), an independent registered public accounting firm, has been our independent registered public accounting firm since May 31, 2002. The Audit Committee has selected KPMG to serve as our independent registered public accounting firm and to serve as auditors for the fiscal year ending September 29, 2018. Shareholder ratification of the appointment is requested. Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and the Nasdaq Stock Market, the ratification of the appointment of independent auditors by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent auditors. In the event the appointment of KPMG is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of KPMG are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees and Services

The following table presents aggregate fees for professional services rendered by KPMG in fiscal year 2017 and fiscal year 2016 for the audit of our annual financial statements and for other services.

	Fiscal Year ($000's)
	2017	2016
Audit Fees(1)	$3,564	$4,253
Audit-Related Fees(2)	21	1,830
Tax Fees(3)	221	177
All Other Fees(4)	—	—

Total fees	$3,806	$6,260

(1)
Includes annual audit of consolidated financial statements, certain statutory audits, Sarbanes-Oxley Section 404 attestation services, comfort letter fees in connection with public offerings during fiscal year 2016 and other filings with the SEC.

(2)
Audit-related fees consist of fees for audits of our employee benefit plans, and fees for due diligence and a re-audit related to the acquisition of PCB during fiscal year 2016.

(3)
Tax fees consist of fees for tax compliance and tax consultation services.

(4)
There were no other fees in fiscal year 2017 or fiscal year 2016.

The amounts in the table include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described in the table. The Audit Committee has determined that the provision of the services identified in the table is compatible with maintaining the independence of KPMG.

Pre-Approval Policy

The Audit Committee's current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm's independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of four directors who are independent, as defined by the applicable rules for companies listed on the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available to shareholders on our website at www.mts.com (select "Investor Relations" and click on "Corporate Governance").

Management is responsible for preparing the financial statements, establishing and maintaining the system of internal controls over the financial reporting processes, and assessing the effectiveness of the Company's internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports on such audit. The Audit Committee's responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG, our independent registered public accounting firm.

In reviewing our fiscal year 2017 audited consolidated financial statements, the Audit Committee discussed with KPMG matters required to be discussed by the applicable Public Company Accounting Oversight Board ("PCAOB") Standards. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our Company by our independent registered public accounting firm are compatible with the independent registered public accounting firm's independence.

Based upon the Audit Committee's discussions with management and KPMG and the Audit Committee's review of the representations of management and the reports of KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS

David D. Johnson (Chair)
David J. Anderson
Randy J. Martinez
Gail P. Steinel

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") describes our executive compensation program for the Chief Executive Officer ("CEO"), Chief Financial Officer and other named executive officers of the Company. The Compensation and Leadership Development Committee (for purposes of this CD&A, the "Committee") administers and makes decisions regarding our executive compensation and benefit programs. The following discussion should be read in conjunction with the Summary Compensation Table and related tables and footnote disclosure setting forth the compensation of our fiscal year 2017 named executive officers:

•
Jeffrey A. Graves, President and CEO;

•
Brian T. Ross, Senior Vice President and Chief Financial Officer;

•
Jeffrey P. Oldenkamp, former Senior Vice President and Chief Financial Officer;

•
William C. Becker, President, Materials Test Systems;

•
Steven B. Harrison, President, Vehicles and Structures Test Systems;

•
David T. Hore, President, Sensors; and

•
Catherine L. Powell, former Senior Vice President, General Counsel and Corporate Secretary.

Mr. Oldenkamp resigned from the Company on May 12, 2017.

Ms. Powell mutually separated from the Company on May 5, 2017.

Executive Summary

The objectives of the Committee are to provide a market competitive compensation program that:

•
Aligns the financial interests of the executives with those of our shareholders, in both the short and long term;

•
Provides a balanced mix of base salary and incentive compensation that is linked to the achievement of our short-term and long-term goals;

•
Attracts, motivates and retains highly competent executives; and

•
Differentiates between executives based upon individual strategic leadership, contributions to overall corporate and/or segment performance and level of responsibility within the organization.

While we believe our executive compensation program is meeting our stated objectives, we do accept shareholder feedback on the design and performance-orientation of our programs. Specifically, we received approximately 96% support of our executive compensation programs at our last annual meeting of shareholders held in fiscal year 2017 related to the compensation of our named executive officers. We continue to solicit shareholder feedback regarding our compensation programs, and take this input into consideration as we design future incentive compensation.

Fiscal Year 2017 Executive Compensation Highlights

Detailed below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2017 as approved by the Committee, with counsel from its independent compensation consultant, Willis Towers Watson:

•
Compensation Overview for Fiscal Year 2017. In fiscal year 2017, the Committee granted a mix of stock options, restricted stock units ("RSUs"), and performance restricted stock units ("PRSUs") using adjusted return on invested capital ("Adjusted ROIC") as a performance measure. Adjusted ROIC is a non-GAAP performance measure that we use for our executive compensation programs. See pages 30 and 31 of this proxy statement for further information on how the calculation of the non-GAAP financial measures used in our compensation programs is derived from our audited financial statements. The Committee believes that measuring Adjusted ROIC over a three-year period is an appropriate measure for the PRSUs given its emphasis on profitability with a longer-term view. The performance measure of Adjusted ROIC is expressed as annual targets for the applicable three-year period and the annual performance is averaged over the performance period. The performance range has threshold, target and maximum performance expectations for each cycle, with a 50% payout at the threshold level, a 100% payout at the target level and up to a 200% payout at the maximum opportunity level.

•
Executive Variable Compensation. In fiscal year 2017, the Committee decided to modify the specific objectives for its Executive Variable Compensation Plan (the "EVC Plan") through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific objectives for fiscal year 2017, recommended by the Committee and approved by the Board. In addition to payouts being tied to achievement of specific financial objectives related to revenue and adjusted diluted earnings per share for the EVC Plan ("Adjusted EPS for the EVC Plan") as in prior years, the Committee decided in fiscal year 2017 to provide for payouts related to achievement of goals related to reducing the Company's leverage ratio and ensuring Sarbanes-Oxley ("SOX") compliance. Adjusted EPS for the EVC Plan is a non-GAAP performance measure that we use for our executive compensation programs. See pages 30 and 31 of this proxy statement for further information on how the calculation of the non-GAAP financial measures used in our compensation programs is derived from our audited financial statements. The Committee also decided that given the importance of the Company's goals with respect to reducing its leverage ratio, that payments under the EVC Plan would be accelerated based on achievement of this goal. If the leverage ratio stretch target was met, the payout under the EVC Plan for meeting this goal would have accelerated to 150%. In addition, the leverage ratio goal acted as a modifier goal in that the total EVC Plan payout would have been multiplied by 120% if the leverage ratio as of the end of the year was below the stretch target and if the Adjusted EPS for the EVC Plan, revenue and goals related to SOX compliance were also performed at target. The stretch target for fiscal year 2017 was not met.

•
Strong Performance-Based Compensation Awards and Payouts. Our executive compensation is tightly linked with performance.

  o
  As named executive officers assume greater responsibility, a larger portion of their total cash compensation is risk based and dependent on Company and business segment performance.

  o
  The Committee targets annual base salaries around the median base salaries of survey data, with the EVC Plan designed to allow the named executive officer to earn above-target compensation only when the named executive officer delivers and, as a Company, we deliver performance that is also above target.

•
Appropriate Comparisons. As part of our salary structure analysis, Willis Towers Watson reviews market data, adjusted for revenue size, to current base salaries. A proxy review based on compensation peer companies is also conducted to compare market data to the compensation peer companies. Recommendations are then provided to the Committee for setting base salary and long-term incentive ranges for our named executive officers.

•
Stock Ownership Expectations. Our compensation programs encourage employees to build and maintain an ownership interest in the Company. We have established specific stock ownership guidelines for executive officers, which are reviewed annually by the Committee.

•
Emphasis on Quality Compensation Practices. We continue our commitment to compensation practices that we believe contribute to good governance.

o
The EVC Plan, our former 2011 Stock Incentive Plan (the "2011 Plan") and our current 2017 Stock Incentive Plan (the "2017 Plan") each contain a recoupment, or "clawback," provision. These clawback provisions require executive officers to forfeit and allow us to recoup any payments or benefits received by them under the EVC Plan, the 2011 Plan, or the 2017 Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause and breach of an agreement between us and the executive officer. As of June 6, 2017, no further grants are permitted under the 2011 Plan. As a result, if any shares granted under the 2011 Plan should be forfeited, such shares will become available for grant under the 2017 Plan.

o
The compensation consultant is retained directly by and reports to the Committee. The compensation consultant does not provide any services to management personally and had no prior relationship with any of our named executive officers.

Information Used in the Compensation Process

Independent Compensation Consultant

Under the Committee's charter, the Committee has the authority to select, retain and compensate executive compensation consultants and other advisors as it deems necessary to carry out its responsibilities. For assistance with fiscal year 2017 compensation decisions, the Committee engaged Willis Towers Watson to provide it with information regarding compensation of executive officers, non-executive officers and directors. Specifically, Willis Towers Watson was asked by the Committee to:

•
provide information on executive compensation for each cash component of compensation (base salary and short-term incentive compensation);

•
provide information regarding competitive values and structures of long-term incentive compensation;

•
provide information regarding performance measures used in short- and long-term incentive compensation programs; and

•
review and provide information on the compensation peer group used to confirm survey data related to some of our named executive officer positions.

Determining Competitive Compensation

The Committee annually assesses "competitive market" compensation for each component of compensation using a number of sources.

The Committee engaged Willis Towers Watson as its independent compensation consultant to review compensation levels for executive positions. For fiscal year 2017, as in past years, a base salary benchmark tool was updated for the Committee based upon executive salary survey data that was adjusted for comparability by business, revenue, executive position and age of data. In setting salaries for fiscal year 2017, executive salary survey data for executives was obtained from the 2016 Willis Towers Watson Compensation DataBank Survey and the 2016 Willis Towers Watson Compensation Survey Report for companies with less than $1 billion in revenue. The results of the benchmark tool were then referenced against proxy compensation data from our compensation peer group described below, which is used as a supplemental data source.

For each position, the base salary benchmark tool produces a median and a competitive salary range, with the minimum and maximum end of the range at approximately 80% and 120% of the median, respectively. The Committee used the benchmark tool to assess the median and range of competitive salaries for fiscal year 2017 and compared these to the base salaries for the named executive officers to determine the need for adjustments.

Our direct competitors are either privately-owned companies or business units within much larger public companies and, as a result, a broad and reliable base of compensation data from these companies is not readily available. Accordingly, the compensation peer group we use to confirm the base salary data from our benchmark tool consists of durable goods manufacturing companies, most of which do not compete with us directly but several of which compete with us for management talent. Our compensation peer group is reviewed on an annual basis by the Committee with the assistance of its independent compensation consultant. Our compensation peer group used when determining fiscal year 2017 compensation consisted of the following companies:

Badger Meter Inc.	John Bean Technologies Corporation
Cognex Corporation	Kimball Electronics, Inc.
Coherent Inc.	Methode Electronics, Inc.
CTS Corporation	MKS Instruments, Inc.
Daktronics Inc.	National Instruments Corporation
ESCO Technologies Inc.	Novanta Inc.
Fabrinet	OSI Systems, Inc.
FARO Technologies Inc.	RBC Bearings Inc.
FEI Company	Rofin-Sinar Technologies Inc.
HEICO Corporation	Standex International Corporation

In June 2017, the Committee evaluated its peer group and removed Rofin-Sinar Technologies and FEI Company from the list due to mergers and acquisitions activity that had a significant impact on the availability for peer comparisons. The Committee also determined that its peer group should be revised to include Littelfuse, Inc.

For short-term cash incentive compensation, which was delivered to the named executive officers through the EVC Plan, the Committee also reviewed market data and executive salary survey information that had been compiled and adjusted by Willis Towers Watson. For each of the named executive officers, the Committee compared the target amounts under the EVC Plan for fiscal year 2017 to the survey information relating to the median amount of non-salary cash compensation paid to executive officers as a percentage of base salary.

Additionally, Willis Towers Watson prepares for the Committee an annual analysis of long-term equity incentive compensation. The analysis includes a market review of our equity grant structure, comparing the value of our long-term incentive award guidelines to market data. Comparative information was obtained from the Willis Towers Watson's Executive Compensation Database for long-term incentive tables for companies with revenues of less than $1 billion. The Committee used this data to establish competitive guideline ranges and median values for equity awards approved in November 2016 and made in April 2017 to the named executive officers.

Role of Management

In determining compensation for executive officers, other than the CEO, the Committee solicits input from the CEO regarding the duties and responsibilities of the other executive officers and the results of performance evaluations. The CEO also recommends to the Committee the base salary for all executive officers (other than his own) and, in developing his recommendations, may request input from the Chief Human Resources Officer from time to time relating to the compensation of those executive officers. The CEO, Chief Financial Officer and the Chief Human Resources Officer develop recommendations for the Committee regarding the financial performance goals under the EVC Plan and the minimum, target and maximum levels of achievement of the performance goals. The CEO and Chief Human Resources Officer are invited to attend meetings of the Committee from time to time. No executive officer attends any independent director executive session of the Committee or is present during deliberations or determination of his or her compensation.

The Committee establishes the compensation for the executive officers, other than the CEO. With respect to the CEO, the Committee makes recommendations to the independent directors of the Board of Directors.

Compensation of our Named Executive Officers

During fiscal year 2017, the components of our executive compensation program consisted of base salary, short-term cash incentive, long-term equity incentive awards, broad-based benefits and other perquisites. The named executive officers were eligible to participate in the same benefit programs as were available to our other salaried employees working in the same countries. The chart below reflects the relative weighting associated with each of these components paid or granted to the CEO for fiscal year 2017.

For the named executive officers, other than the CEO, the average relative weighting associated with these components paid or granted for fiscal year 2017 was base salary equal to 45%; long-term equity incentive equal to 38%; short-term cash incentive equal to 12%; benefits equal to 4%; and perquisites equal to 1%. Mr. Hore was not included in the calculation of the pay mix for the named executive officers since he receives compensation pursuant to an employment agreement that we assumed in connection with the acquisition of PCB during fiscal year 2016 (the "Hore Employment Agreement") and does not participate in our standard executive compensation program.

Determining Mix of Compensation

The Committee does not have a set policy or formula for weighting the elements of compensation for each named executive officer. Instead, the Committee considers market factors relevant to that executive and his or her tenure, role within the Company and contributions to the Company's performance. In general, as named executive officers assume greater responsibility, a larger portion of their total cash compensation is payable as short-term cash incentive, which is variable based on performance, as opposed to base salary and a larger portion of their total direct compensation (that is, compensation other than benefits and perquisites) comes in the form of long-term equity incentive.

Fiscal Year 2017 Base Salaries

The Committee determines base salaries for named executive officers, other than the CEO, and makes recommendations to the independent directors of the Board regarding the base salary of the CEO. These recommendations are based upon a number of factors, including competitive salaries and individual performance. Annual recommendations for executive officers are made in November of each year and any resulting adjustments to base salaries take effect that same month.

The Committee reviewed base salary datasets developed by Willis Towers Watson as the Committee considered adjustments to base salaries for fiscal year 2017. These datasets provided the Committee with information regarding a median level of base salary for each named executive officer position and a range of competitive base salaries.

Additionally, we have a systematic approach for evaluating the performance of our executive officers, with base salary adjustments affected by competitive salary information from the aforementioned datasets and the executive's performance evaluation for the prior fiscal year. The performance evaluation process begins by establishing specific, individualized performance goals at the beginning of the fiscal year for each executive officer, as well as identifying or reaffirming the core competencies of the position and evaluating performance against the values that guide how we conduct ourselves and our business. The CEO proposes individual performance goals for himself that are reviewed by the Committee and approved by the independent members of the Board. The CEO works with each of the other named executive officers to establish appropriate performance goals for that individual. These individual performance goals relate to our customers and our market, organizational improvements and financial measures.

The CEO regularly provides reports and updates throughout the year regarding his progress toward achievement of these individual performance goals. The performance of the executive officer is assessed by the independent directors of the Board, in the case of the CEO, or by the CEO, in the case of the other executive officers. As part of this performance review, the independent directors of the Board or the CEO, as the case may be, consider the executive officer's demonstration of competencies of that executive's role, the behaviors that reinforce our values and achievement of the individual performance goals established for that fiscal year.

The following table shows the annualized base salaries for our named executive officers for fiscal year 2017 (other than Mr. Hore, who received the same base salary as provided in the Hore

Employment Agreement), as well as the proximity of the fiscal year 2017 base salary to the median of the market data for the same or similar position.

Named Executive Officer	Fiscal Year 2017 Annualized Base Salary	Fiscal Year 2017 Annualized Base Salary as a Percent of Median of Base Salary Comparable

Jeffrey A. Graves	$675,000	100.0%
Brian T. Ross	$335,000	89.3%
Jeffrey P. Oldenkamp	$375,000	100.0%
William C. Becker	$300,000	109.1%
Steven B. Harrison	$335,000	103.7%
Catherine L. Powell	$325,000	100.0%

Mr. Hore receives compensation under the terms of the Hore Employment Agreement, which provides for an annualized base salary of $500,000.

Design of EVC Plan and Review of Fiscal Year 2017 Performance

Under the EVC Plan, all of the named executive officers employed by the Company at the end of fiscal year 2017, other than Mr. Hore, were eligible for cash bonuses as determined based upon our financial performance as compared to set performance goals. Mr. Hore does not participate under the EVC Plan because the Hore Employment Agreement provides that payment of any bonus is at the sole discretion of the Board.

The table below shows the target bonus amounts as a percentage of their respective base salaries that would be earned by the named executive officers, other than Mr. Hore, under the EVC Plan upon our achievement of target performance goals.

Named Executive Officer	% of Fiscal Year 2017 Base Salary at Target Achievement

Jeffrey A. Graves	100.0%
Brian T. Ross	55.0%
William C. Becker	40.0%
Steven B. Harrison	45.0%

The differences among the named executive officers of the cash incentive opportunity at the target level is primarily a function of their position within our Company and the corresponding grade level assigned to that position. Named executive officers with the same grade level were assigned the same cash incentive opportunity at the target level. The Committee usually sets the cash incentive opportunity at the target level at the same percentage for the same positions. However, the Committee reviews, primarily for trend information, data from our compensation survey analysis and our group of compensation peer companies relating to short-term compensation earned by executive officers in comparable positions. After this review, the Committee makes adjustments to the percentage of base salary that will be earned by our executive officers at target achievement as appropriate.

The Committee determined the performance goals under the EVC Plan as part of our annual planning process, selecting performance goals deemed critical to our success in fiscal year 2017. The Committee believes the combination of performance goals are appropriately balanced between earnings-related and growth goals, while also focusing on shareholder value. The following is a summary of the performance goals and their relative weighting for the named executive officers, other than Mr. Hore. Mr. Hore's bonus is governed by the Hore Employment Agreement but the determination of any bonus compensation for fiscal year 2017 also took into consideration the goals set forth below.

Weighting for
Named Executive Officers
for Fiscal Year 2017

For Dr. Graves and Mr. Ross, all performance goals were based on total Company performance. For Messrs. Becker and Harrison, the Adjusted EPS for the EVC Plan, leverage ratio and SOX compliance performance goals were based on total Company measure, while the revenue performance goal was based upon achievement of financial targets by the Test segment. The Committee established revenue performance goals based on segment (rather than total Company) performance for these executives to reflect their accountability for the performance of that segment. The Committee believes that the leader of the segment has a meaningful opportunity to directly impact the achievement of the performance goals through his individual performance as the leader of that segment.

The Committee established minimum, target and maximum levels of achievement for each of the performance metrics, as shown in the following table:

Corporate Goal (1)	Weight	Threshold (2)	Target	Stretch Target	Maximum	Result	Percent of Target Performance Achieved

Adjusted EPS for the EVC Plan*	45.0%	$ 2.06	$ 2.58	N/A	$ 3.10	$ 1.87	72%

Revenue (000s)	30.0%	$ 670,800	$ 838,500	N/A	$ 1,006,200	$ 787,955	94%

Leverage Ratio*(3)	15.0%	3.6	3.1	2.99	2.6	3.96	78%

SOX Compliance(4)	10.0%	(4)	(4)	N/A	(4)	No significant deficiencies	100%

Payout as % of Target Bonus		50%	100%		200%		35.5%

*
Represents a non-GAAP financial measure. For more information on how the calculation of non-GAAP financial measures is derived from our audited financial statements, see pages 30 and 31 of this proxy statement.

(1)
Specific performance goals for the Test segment and their corresponding minimum, target and maximum amounts are not disclosed due to the competitive harm of such disclosure. For fiscal year 2017, the Committee followed the same pattern in setting segment-specific performance levels as for setting the corporate performance levels: for Adjusted EPS for the EVC Plan and revenue, minimum is equal to 80% of the expected results under the applicable segment's annual plan, target is equal to expected results and maximum is equal to 120% of expected results.

(2)
Represents the hurdle performance required at which 50% payout begins.

(3)
The Leverage Ratio performance goal provides a 100% payout for performance between 3.1 (target) and 3.0. Payout accelerates to 150% once a stretch target of 2.99 is achieved. This performance goal also acts as a modifier goal, in that each financial goal is able to over-range independently and the combined total payout will be multiplied by 120% if the Leverage Ratio if less than or equal to 2.99 and if each other performance goal reaches the target.

(4)
Threshold performance provides 50% payout if no more than two significant deficiencies exist at fiscal year-end, 100% payout if one significant deficiency exists at fiscal year-end and 200% payout if no significant deficiencies exist at fiscal year-end and all financial goal maximum targets are met. No payout occurs if a material weakness is identified.

In addition, since the Committee believes that the Adjusted EPS for the EVC Plan performance goal provides a strong link between the incentive program and shareholder value, if the target level of Adjusted EPS for the EVC Plan achievement is not met, participants in the EVC Plan are limited to target payout under the plan regardless of the results of other performance goals. Within this provision of the EVC Plan, if the Adjusted EPS for the EVC Plan target is not met, an executive may receive a payout in excess of 100% for an individual performance goal so long as the executive's payout under the EVC Plan is not in excess of 100% of target, in the aggregate.

Based on the results for fiscal year 2017, the payouts to each named executive officer, other than Mr. Hore, under the EVC Plan by performance goal were calculated as follows based upon their respective fiscal year 2017 base salaries:

Performance Goal	Percent of Target Payout Achieved	Jeffrey A. Graves	Brian T. Ross(1)	William C. Becker(2)	Steven B. Harrison(2)(3)

Adjusted EPS for the EVC Plan	0%	$0	$0	$0	$41,747
Revenue	85%	$170,759	$17,463	$29,541	$23,751
Leverage Ratio	0%	$0	$0	$0	$13,916
SOX Compliance	100%	$67,019	$6,854	$11,538	$9,277
Total		$237,778	$24,358	$41,186	$92,771
Total as % of Target		35.5%	35.5%	35.6%	100%
(1)
Amounts shown represent payout under the EVC Plan only for the period from May 14, 2017 through September 30, 2017. For the period from October 2, 2016 through May 13, 2017, Mr. Ross participated in a management variable compensation plan. The combined payout under both programs was $62,646.

(2)
Achievement of the performance goals relating to revenue for corporate performance for fiscal year 2017 does not apply to Messrs. Becker and Harrison. Amounts attributable to each of these measures represent amounts attributable to actual achievement in fiscal year 2017 by the Test segment of the performance goal noted.

(3)
Mr. Harrison received a payout at target pursuant to the terms of his employment offer.

Mr. Oldenkamp and Ms. Powell did not qualify for a payout under the EVC Plan since they were no longer employees of the Company as of the last day of fiscal year 2017. Mr. Hore does not participate in the EVC Plan, so he also did not qualify for a payout. Pursuant to the terms of the Hore Employment Agreement, the Committee decided not to provide a discretionary bonus to Mr. Hore for fiscal year 2017.

Long-Term Incentive Awards

The awards for fiscal year 2017 were weighted 25% of the value in stock options, 25% of the value in RSUs, and 50% of the value in PRSUs, each restricted over a three-year period. In determining the number of stock options to grant, the Committee reviewed the stock options based on an average of the Black Scholes values over the last 90 days prior to the end of the fiscal year. This methodology was to better represent the value of our equity over the most current period prior to the date of the award. A more stable option grant size (in terms of the number of options) also sends a signal that pay realized from stock option grants will be more sensitive to future stock price appreciation and less sensitive to past stock price volatility. This approach, however, causes the accounting value of the stock options that are shown in the Summary Compensation and Grants of Plan-Based Awards tables to differ from the value of RSUs and PRSUs. In determining the number of RSUs and PRSUs to grant, 25% and 50%, respectively, of the aggregate value of the grant is divided by the closing price of the Company's common stock on the date of grant.

The options are all non-qualified stock options that vest in incremental installments of one-third per year commencing on the first anniversary of the date of grant and expire seven years after the date of grant. The RSUs vest in incremental installments of one-third per year commencing on the first anniversary of the date of grant.

In fiscal year 2017, the Committee continued to grant PRSUs using Adjusted ROIC as a performance measure. The Committee believes that measuring Adjusted ROIC over a three-year period is an appropriate measure for such PRSUs given its emphasis on profitability with a longer-term view. The performance measure of Adjusted ROIC is expressed as annual targets for the applicable three-year period and the annual performance is averaged over the performance period. The performance range has threshold, target and maximum performance expectations each cycle, with a 50% threshold of target and up to a 200% maximum opportunity of target.

We also make equity grants for new hires and promotions based on certain performance metrics. For example, on December 15, 2017, Mr. Ross received an RSU valued at $50,000 relating to successful completion of the SOX compliance requirements.

The following table shows for each of the named executive officers the number of shares underlying the equity awards and the aggregate value of the awards granted in April 2017 for fiscal year 2017 (unless otherwise noted).

Named Executive Officer	Number of Shares Underlying Stock Options	Number of Restricted Stock Units	Number of Performance Restricted Stock Units	Aggregate Value of Awards

Jeffrey A. Graves	38,941	8,108	16,216	$1,500,000
Jeffrey P. Oldenkamp	9,086	1,892	3,784	$350,000
Brian T. Ross(1)	4,673	973		$90,000
Brian T. Ross(2)	4,367	799	1,597	$168,200
William C. Becker	3,245		2,430	$300,000
Steven B. Harrison	4,543	946	1,892	$175,000
Steven B. Harrison(3)		1,081		$50,000
Dave T. Hore	7,139	1,486	2,973	$275,000
Catherine L. Powell	4,543	946	1,892	$175,000
(1)
Mr. Ross was provided an equity award during fiscal year 2017 for his prior role as Corporate Controller.

(2)
Mr. Ross also received a separate equity award on May 15, 2017 in connection with his appointment as Senior Vice President and Chief Financial Officer.

(3)
Mr. Harrison also received a separate equity award on April 15, 2017 in connection with his employment offer to join the Company.

The table below sets forth the threshold, target and maximum levels for the three-year average Adjusted ROIC performance goal for the performance period fiscal year 2015 through fiscal year 2017 as well as the actual achievement of that performance goal and the percentage of the target level of that achievement.

Performance Goal	Threshold	Target	Maximum	Result	Percent of Target Performance Achieved	Percent of Target Payout Achieved

Adjusted ROIC*	11.2%	18.2%	23.2%	16.1%	88.5%	92.5%
*
Represents a non-GAAP financial measure. For more information on how the calculation of non-GAAP financial measures is derived from our audited financial statements, see pages 30 and 31 of this proxy statement.

The payout for the PRSUs with a date of grant of December 3, 2014, was calculated as follows based upon the respective PRSUs attributable to fiscal year 2015 through 2017 performance.

			Target PRSUs		Actual PRSUs
Named Executive Officer	Performance Period	Vesting and Payout Date	Number of Shares Awarded (#)	Grant Date Fair Value(1) ($)	Number of Shares Acquired (#)	Value Realized at Vest(2) ($)

Jeffrey A. Graves	Fiscal Year 2015	12/3/2015	2,670	$178,837	2,555	$150,975
	Fiscal Year 2015 - 2016	12/3/2016	2,670	$178,837	2,508	$134,805
	Fiscal Year 2015 - 2017	12/3/2017	2,670	$178,837	2,467	$136,672
Jeffrey P. Oldenkamp	Fiscal Year 2015	12/3/2015	672	$45,011	643	$37,995
	Fiscal Year 2015 - 2016	12/3/2016	672	$45,011	631	$33,916
	Fiscal Year 2015 - 2017	12/3/2017	672	$45,011	—	—
(1)
Target PRSU value represents number of shares granted multiplied by the share price of $66.98 on the date of the grant (December 3, 2014).

(2)
The value realized on the vesting of the restricted stock units is the fair market value of our common stock at the time of vesting.

An additional award in the form of time-based RSUs was granted to Mr. Oldenkamp and Ms. Powell to account for the gap created in the timing of share vesting when PRSUs were introduced in December 2014. These awards were structured such that 50% of the award vested on the grant date, which was April 17, 2017, and 50% vests on the one-year anniversary of the grant.

The following table shows the number of shares underlying the equity awards and the value of the awards.

Named Executive Officer	Number of Restricted Stock Units	Value of Award
Jeffrey P. Oldenkamp	1,946	$90,003
Catherine L. Powell	973	$45,001

Mr. Oldenkamp and Ms. Powell are not eligible for the one-year anniversary vesting event since they are no longer with the Company.

Compensation Policies

Equity Incentive Grant Policy.    The Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity incentives. Accordingly, the Committee has developed a formal policy relating to the grant of equity incentives. Our policy is that grants of equity incentives, other than new hire or promotional grants, will be made by the Committee once per year as described above. Equity incentive awards to our CEO are approved by the independent directors of the Board following a recommendation by the Committee. Our policy is that the annual grant date for awards made by the Committee for the annual grant is on the later of (i) market close as of the first Wednesday in December in the first fiscal quarter, or (ii) market close as of the fifth business day after the fourth quarter earnings release is issued. Our policy also states that the grant date for awards made by the Committee to new hires will be the 15th day of the month following the month of hire or, if the market is closed that day, the first business day prior thereto in which the market is open.

Under the 2011 Plan and the 2017 Plan, the Committee may delegate authority to make awards to a subcommittee consisting only of independent directors or to one or more executive officers. The Committee has delegated authority to the CEO to make awards of stock options, RSUs or a combination thereof, other than to our executive officers. This delegation is subject to a maximum number of shares and other restrictions.

Executive Compensation Clawback Policy. We added a recoupment or "clawback" provision to the EVC Plan that was approved by shareholders at the fiscal year 2009 annual meeting of shareholders. The 2011 Plan and the 2017 Plan contain a similar provision with the addition of recoupment in the event of a violation of the MTS Code of Conduct. These clawback provisions require an executive officer to forfeit and allow us to recoup from the executive officer any payments or benefits received by the executive officer under the EVC Plan, the 2011 Plan or the 2017 Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause, violation of the MTS Code of Conduct and breach of an agreement between us and the executive officer.

Stock Ownership Guidelines. To align our executive officers' interests with our shareholders' interests, the Committee expects our executive officers to acquire significant equity ownership in the Company. Accordingly, we have adopted stock ownership guidelines requiring each executive officer to achieve an equity ownership level equal to a specified multiple of his or her base salary within five years of being appointed as an executive officer or within five years of change in executive officer status resulting in an increased required level of ownership. The Committee revised the stock ownership guidelines in September 2017 and the current minimum equity ownership levels as a multiple of base pay are as follows: five times for the CEO; four times for the Chief Financial Officer; and a multiple equal to their executive salary grade level for any other President and Senior Vice President (ranging from one time to four times) and one-half time for a senior level executive. The policy provides that failure by a participant to meet the required ownership level within the time period established will result in a requirement that participants must retain 100% of the net shares acquired (net of taxes) through the Company's equity compensation programs until the ownership levels are met. It also requires that our executive officers hold equity acquired through our equity compensation plans in a minimum amount of 75% of the net proceeds (net of taxes) until ownership levels are met.

Our independent directors have also imposed upon themselves a guideline for achieving significant equity ownership. Our independent directors are expected to achieve an ownership of our Common Stock equal to a minimum of five times their annual cash retainer.

The Committee reviews the progress of our executive officers toward the ownership guidelines on a regular basis and determined that all of the executive officers are on track for meeting the ownership guidelines within the established timeframes.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated executive officers (other than the Chief Financial Officer), unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage our business in the best interests of the Company and our shareholders. Under some circumstances, this practice may require us to pay compensation that is not deductible under Section 162(m). Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions considered to be in our best interests including, where appropriate, entering into compensation arrangements under which payments are not deductible.

Non-GAAP Financial Measures and Performance Metrics.    Below is information on how we calculate target levels and actual results for certain metrics discussed above for our executive compensation programs:

•
Adjusted EPS for the EVC Plan: Adjusted EPS for the EVC Plan is a non-GAAP financial measure and is calculated by dividing Adjusted Net Income for the EVC Plan (as defined below) by weighted average diluted common shares outstanding. Adjusted net income for the EVC Plan ("Adjusted Net Income for the EVC Plan") is a non-GAAP financial measure and is equal to net income excluding acquisition-related expenses, net of tax; acquisition integration expenses, net of tax; acquisition inventory fair value adjustment, net of tax; and restructuring expense, net of tax. For information on how Adjusted EPS for the EVC Plan is calculated from our audited financial statements, please refer to Exhibit B to our earnings release, dated November 27, 2017, included in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on the date thereof. Adjusted Net Income for the EVC Plan does not include an adjustment for the impact of the China investigation expenses, net of tax.

•
Adjusted EBITDA: Adjusted EBITDA is a non-GAAP financial measure and our measurement of Adjusted EBITDA may differ from other companies. For information on how Adjusted EBITDA is calculated from our audited financial statements, please refer to Exhibit D to our earnings release, dated November 27, 2017, included in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on the date thereof.

•
Adjusted ROIC: Adjusted ROIC is a non-GAAP financial measure and is calculated by dividing Adjusted Performance Net Income (as defined below) by Average Adjusted Invested Capital (as defined below) over a three-year time period. Adjusted performance net income ("Adjusted Performance Net Income") is a non-GAAP financial measure and is calculated by excluding after-tax interest expense; the estimated impact of the PCB acquisition to net income; acquisition-related expenses, net of tax; acquisition integration expenses, net of tax; acquisition inventory fair value adjustment, net of tax; restructuring expense, net of tax; and China investigation expense, net of tax. Average adjusted invested capital ("Average Adjusted Investived Capital") is a non-GAAP financial measure and is defined as the aggregate of average interest-bearing debt, excluding interest-bearing debt incurred as a result of the acquisition of PCB, and average shareholders' equity, excluding equity incurred as a result of the acquisition of PCB and including cumulative adjustments to net income to arrive at Adjusted Performance Net Income, and is calculated as the sum of current and prior year ending amounts divided by two.

•
Leverage Ratio: Leverage ratio ("Leverage Ratio"), as used for the EVC Plan, is calculated as the ratio of our total interest-bearing debt to annual Adjusted EBITDA.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has discussed and reviewed the Compensation Discussion and Analysis set forth above with management. Based upon this review and discussion, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION AND LEADERSHIP DEVELOPMENT
COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

Michael V. Schrock (Chair)
David D. Johnson
Randy J. Martinez

Risk Considerations in Our Compensation Programs

In fiscal year 2017, management and the Compensation Committee continued to focus on responsible pay practices designed to produce positive results for the Company and its shareholders without encouraging excessive or inappropriate risk-taking. The Compensation Committee's analysis identified the following components of our compensation programs that it believes effectively reduce risk without reducing incentives:

  •
  Our use of different types of compensation (cash, cash bonus and equity) provides an appropriate balance of short-term and long-term incentives with fixed and variable components;

  •
  Our compensation plan design and the governance processes work together to minimize exposure to excessive risk, while creating a focus on operational activities that contribute to long-term shareholder value creation;

  •
  Our metrics used to determine the amount of a participant's bonus under our short-term incentive plans focus on a combination of Company-wide and business unit performance using a balance of top and bottom line growth measures;

  •
  Our metric used to determine the amount of a participant's award under our long-term incentive plan focuses on our ability to create value for investors from our operating activities;

  •
  Our bonus plans impose threshold and maximum payout levels on bonus awards to ensure that we are rewarding desired performance and limiting windfalls;

  •
  Our commission-based plans are aligned to drive business growth and support achievement of short- and long-term strategic objectives;

  •
  Our incentive programs include clawback provisions and allow the use of negative discretion for named executive officers;

  •
  Our stock ownership guidelines encourage prudent contribution to shareholder value and discourage excessive risk taking; and

  •
  Our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

Based on the Company's use of these programmatic safeguards and on the Compensation Committee's continued review of the Company's incentive compensation policies and practices for all of the Company's worldwide locations, the Compensation Committee concluded in fiscal year 2017 that any risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company

Conflict of Interest Analysis

Our Compensation Committee has considered the relationships that its independent compensation consultants have had with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that the consultants have in place to maintain their independence and objectivity and has determined that the work performed by its compensation consultants has raised no conflicts of interest.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation with respect to each named executive officer during the prior three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Jeffrey A. Graves	2017	670,194	—	1,124,985	345,975	237,778	20,667	2,399,599
President and Chief	2016	647,500	—	624,994	722,274	647,500	20,667	2,662,935
Executive Officer	2015	637,000	—	536,510	398,355	133,163	16,326	1,721,354
Brian T. Ross	2017	260,190	—	171,151	88,213	62,646	15,977	598,177
Senior Vice President,
Chief Financial Officer
Jeffrey P. Oldenkamp	2017	269,931	—	352,518	80,725	—	48,631	751,805
Former Senior Vice	2016	338,278	—	174,971	202,229	186,053	20,972	922,503
President, Chief	2015	291,253	—	135,032	100,237	37,516	14,907	578,945
Financial Officer
William C. Becker	2017	288,460	25,000	123,732	28,830	41,079	20,638	527,739
President, Materials Test
Systems
Steven B. Harrison	2017	206,157	112,771	181,254	40,362	—	82,346	622,890
President, Vehicles
and Structures Test
Systems
David T. Hore	2017	490,385	—	206,229	63,426	—	34,322	794,362
President, Sensors	2016	125,000	—	269,994	—	—	14,955	409,949
Catherine L. Powell	2017	200,059	—	176,259	40,362	—	154,104	570,784
Former Senior Vice	2016	289,245	—	165,040	104,013	126,876	19,997	705,171
President, General
Counsel and Corporate
Secretary

(1)
Amount for Mr. Becker represents an inducement cash bonus. Amount for Mr. Harrison includes an inducement cash bonus ($20,000) plus the guaranteed EVC Plan payout at target ($92,771) pursuant to the terms of his employment offer.

(2)
Amounts represent the aggregate grant date fair value of RSUs and stock options that were granted in each fiscal year as computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 utilizing the assumptions discussed in Note 6 to our Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2017 included in our Annual Report on Form 10-K for fiscal year 2017.

(3)
Represents amounts awarded for fiscal year 2017 performance under the EVC Plan and paid out in the first quarter of fiscal year 2018. The amount included for Mr. Ross also includes amounts that he received related to our management variable compensation plan prior to the time that he was appointed as our Senior Vice President and Chief Financial Officer on May 14, 2017 as described above.

(4)
The table below describes the amounts in the "All Other Compensation" column above.

    Supplemental Table to the "All Other Compensation" Column

	Retirement Plan				Life Insurance Premiums, Executive Physical and Health Saving Account Contributions ($)
Name	Match ($)	Fiscal Year Contribution(1) ($)	Car ($)	Club Membership ($)		Relocation/ Living Expenses(2) ($)	Severance Related Payments(3) ($)	Total ($)

Jeffrey A. Graves	11,925	—	8,040	—	702	—	—	20,667
Brian T. Ross	11,925	—	3,350	—	702	—	—	15,977
Jeffrey P. Oldenkamp	11,925	—	5,360	—	841	—	30,505	48,631
William C. Becker	11,925	—	8,040	—	673	—	—	20,638
Steven B. Harrison	8,697	—	5,360	—	439	67,850	—	82,346
David T. Hore	—	2,650	23,898	4,784	2,990	—	—	34,322
Catherine L. Powell	11,925	—	5,360	—	702	—	136,117	154,104

(1)
For Messrs. Graves, Ross, Oldenkamp, Becker, and Harrison, and Ms. Powell, no discretionary Fiscal Year Contribution was made in fiscal year 2017 given overall Company performance. Mr. Hore received an Employer Nonelective Contribution according to the terms of the terms of the PCB Group, Inc. Profit Sharing 401(k) Retirement Plan.

(2)
The amounts reported in the table above under "Relocation/ Living Expenses" were provided to Mr. Harrison to cover housing, meals, and transportation expenses because his home is not in Minnesota where his office is located.

(3)
Amount for Mr. Oldenkamp represents the cash out of unused personal time off made in fiscal year 2017. Amount for Ms. Powell represents an installment of her severance payment in the amount of $125,000, and the cash out of unused personal time off in the amount of $11,117 made in fiscal year 2017.

Grants of Plan-Based Awards in Fiscal Year 2017

As reflected in the table below, the named executive officers received four types of plan-based awards for their service in fiscal year 2017: a cash award under the EVC Plan, payable in the first quarter of fiscal year 2017; stock options granted on April 17, 2017 under the 2011 Plan; RSUs granted on April 17, 2017 under the 2011 Plan; and PRSUs granted on April 17, 2017 under the 2011 Plan. Messrs. Becker and Harrison received inducement equity awards as new hires.

EVC Awards

Under our EVC Plan, the named executive officers may receive cash payouts after the completion of each fiscal year if specified performance goals established at the beginning of the fiscal year are attained. For each named executive officer, a cash incentive amount, expressed as a percentage of his or her base salary, is established for performance at each of the target and maximum levels. The EVC Plan awards for fiscal year 2017 were structured so that the cash incentive paid to each named executive officer would be 0% to 200% of the payout level established for performance at the target level for each goal. Mr. Hore did not participate in the EVC Plan during fiscal year 2017 and, as a result, did not receive any cash payouts under the EVC Plan. The Compensation Committee also decided that, based on his limited tenure with the Company since the completion of the acquisition of PCB on July 5, 2016, no discretionary bonus would be paid to Mr. Hore during fiscal year 2017.

Information about the potential payout levels established for each named executive officer, other than Mr. Hore, and the nature and weighting of the goals selected for fiscal year 2017 can be found under "Compensation Discussion and Analysis." The actual amounts paid pursuant to the EVC Plan for fiscal year 2017 performance are listed in the "Non-Equity Incentive Plan Compensation" column to the Summary Compensation Table.

Stock Options

Unless an option holder is terminated for cause, vested stock options are exercisable for 90 days after the termination of the option holder's employment, or 180 days upon death, disability or retirement. If an option holder's employment is terminated for "Cause," as such term is defined in our 2011 Plan and 2017 Plan, all unexercised options will immediately terminate. The Compensation Committee may, at any time after the award is granted, accelerate the vesting of some or all of the unvested options as it deems appropriate.

These stock options would become fully exercisable upon the occurrence of a "Change in Control," as such term is defined in our 2011 Plan and 2017 Plan, unless the acquiring entity assumed or provided a substitute for the award. The Compensation Committee may require options be exercised prior to the Change in Control and may pay cash or other securities to cancel awards in connection with the Change in Control.

Restricted Stock Units

If a unit holder's employment is terminated, the unvested units will be forfeited. The Compensation Committee may, at any time after the award is granted, accelerate the vesting of some or all of the unvested units as it deems appropriate.

These RSUs would become fully exercisable upon the occurrence of a "Change in Control," as such term is defined in our 2011 Plan and 2017 Plan, unless the acquiring entity assumed or provided a substitute for the award. The Compensation Committee may pay cash or other securities to cancel awards in connection with the Change in Control.

Grants to named executive officers of plan-based awards in fiscal year 2017 are set forth in the table below.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other

Name	Grant Date	Approval Date	Award Type (1)	Threshold(3) ($)	Target ($)	Maximum ($)	Threshold(4) ($)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Options Awards: Number of Securities Underlying Options (5) (#)	Exercise or Base Price of Options Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6) ($)

Jeffrey A. Graves			Cash	101,250	675,000	1,350,000	—	—	—	—	—	—	—
	4/17/2017	11/14/2016	Options	—	—	—	—	—	—	—	38,941	$46.25	345,975
	4/17/2017	11/14/2016	PRSUs	—	—	—	8,108	16,216	32,432	—	—	—	749,990
	4/17/2017	11/14/2016	RSUs	—	—	—	—	—	—	8,108	—	—	374,995

Brian T. Ross			Cash	27,638	184,250	368,500	—	—	—	—	—	—	—
	4/17/2017	11/14/2016	Options	—	—	—	—	—	—	—	4,673	$46.25	41,517
	5/15/2017	4/24/2017	Options	—	—	—	—	—	—	—	4,367	$52.65	46,695
	5/15/2017	4/24/2017	PRSUs	—	—	—	798	1,597	3,194	—	—	—	84,082
	4/17/2017	11/14/2016	RSUs	—	—	—	—	—	—	973	—	—	45,001
	5/15/2017	4/24/2017	RSUs	—	—	—	—	—	—	799	—	—	42,067

Jeffrey P. Oldenkamp	4/17/2017	11/14/2016	Options	—	—	—	—	—	—	—	9,086	$46.25	80,725
	4/17/2017	11/14/2016	PRSUs	—	—	—	1,892	3,784	7,568	—	—	—	175,010
	4/17/2017	11/14/2016	RSUs	—	—	—	—	—	—	1,946	—	—	90,003
	4/17/2017	11/14/2016	RSUs	—	—	—	—	—	—	1,892	—	—	87,505

William C. Becker			Cash	18,000	120,000	240,000	—	—	—	—	—	—	—
	4/17/2017	11/14/2016	Options	—	—	—	—	—	—	—	3,245	$46.25	28,830
	4/17/2017	11/14/2016	PRSUs	—	—	—	675	1,351	1,689	—	—	—	62,484
	10/15/2016	9/3/2016	RSUs	—	—	—	—	—	—	666	—	—	29,983
	4/17/2017	11/14/2016	RSUs	—	—	—	—	—	—	676	—	—	31,265

Steven B. Harrison			Cash	22,613	150,750	301,500	—	—	—	—	—	—	—
	4/17/2017	12/28/2016	Options	—	—	—	—	—	—	—	4,543	$46.25	40,362
	4/17/2017	12/28/2016	PRSUs	—	—	—	946	1,892	3,784	—	—	—	87,505
	4/15/2017	12/28/2016	RSUs	—	—	—	—	—	—	1,081	—	—	49,996
	4/17/2017	12/28/2016	RSUs	—	—	—	—	—	—	946	—	—	43,753

David T. Hore	4/17/2017	11/14/2016	Options	—	—	—	—	—	—	—	7,139	$46.25	63,426
	4/17/2017	11/14/2016	PRSUs	—	—	—	2,230	2,973	3,716	—	—	—	137,501
	4/17/2017	11/14/2016	RSUs	—	—	—	—	—	—	1,486	—	—	68,728

Catherine L. Powell	4/17/2017	11/14/2016	Options	—	—	—	—	—	—	—	4,543	$46.25	40,362
	4/17/2017	11/14/2016	PRSUs	—	—	—	946	1,892	3,784	—	—	—	87,505
	4/17/2017	11/14/2016	RSUs	—	—	—	—	—	—	973	—	—	45,001
	4/17/2017	11/14/2016	RSUs	—	—	—	—	—	—	946	—	—	43,753

(1)
Except for Mr. Oldenkamp, Mr. Hore, and Ms. Powell, the cash awards were made pursuant to the EVC Plan. Mr. Oldenkamp and Ms. Powell were ineligible for a payout under the plan as they were not employed through the end of fiscal year 2017. Pursuant to the terms of the Hore Employment Agreement, Mr. Hore's cash award was discretionary. The grants of stock options and PRSUs were made pursuant to the 2011 Plan.

(2)
The EVC Plan performance goals for fiscal year 2017 are described under "Compensation Discussion and Analysis - Design of EVC Plan and Review of Fiscal Year 2017 Performance."

(3)
Threshold amounts can be calculated for each individual performance measure, and in each case are equal to 50% of the target amount payable with respect to that measure. The amounts reported as threshold amounts in the table represent the payout that would have been made if threshold performance were achieved for the performance measure assigned the lowest weight for the respective named executive officer, assuming that threshold performance was not achieved for any other performance measure.

(4)
Threshold amounts represent guaranteed minimum number of PRSUs provided for equity grants under the 2011 Stock Incentive Plan.

(5)
Equal to the closing market value of shares of our common stock on Nasdaq on the grant date.

(6)
The grant date fair value of options is calculated using a multiple option form of the Black-Scholes option valuation model with assumptions for interest rate, expected life, share price volatility and dividend yield. The grant date fair value of RSUs is calculated with reference to the fair market value of the underlying shares (the closing market value of shares of our common stock on Nasdaq on the grant date). See Note 6 to our Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2017 included in Item 8 of Part II of our Annual Report on Form 10-K for fiscal year 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Options(1)

Name	Exercisable (#)	Un- Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Unites of Stock That Have Not Vested (#)	Market Value of Shares or Unites of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unites or Other Rights That Have Not Vested ($)(2)

Jeffrey A. Graves	68,241	—	$64.90	12/4/2020
	21,903	10,951	$66.98	12/3/2021
	20,485	40,970	$61.74	12/9/2022
	—	38,941	$46.25	4/17/2024
					8,108	433,373	29,009	1,550,531

Brian T. Ross	1,266	632	$71.52	1/15/2022
	1,475	2,950	$61.74	12/9/2022
	—	4,673	$46.25	4/17/2024
	—	4,367	$52.65	5/15/2024
					2,692	143,887	1,597	85,360

Jeffrey P. Oldenkamp	—	—	—	—				—
					—	—	—	—

William C. Becker	—	3,245	$46.25	4/17/2024
					1,342	71,730	1,351	72,211

Steven P. Harrison	—	4,543	$46.25	4/17/2024
					2,027	108,343	1,892	101,127

David T. Hore	—	7,139	$46.25	4/17/2024
					5,208	278,368	2,973	158,907

Catherine L. Powell	—	—	—	—				—
					—	—	—	—

(1)
Stock options granted are exercisable in three equal installments each year beginning on the first anniversary of the grant date and have a seven-year term.

(2)
The market value of unvested restricted stock units equals the closing price of our common stock on the Nasdaq Stock Market at the end of fiscal year 2017 ($53.45) multiplied by the number of shares or units. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)
The number of performance restricted stock units reported in this column is based on achieving target payouts for future equity performance.

Option Exercises and Stock Vested in Fiscal Year 2017

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vest(1) (#)	Value Realized on Vest(2) ($)

Jeffrey A. Graves	28,790	424,277	2,315	124,431
Brian T. Ross	—	—	346	19,370
Jeffrey P. Oldenkamp	—	—	771	36,718
William C. Becker	—	—	—	—
Steven B. Harrison	—	—	—	—
David T. Hore	—	—	977	47,189
Catherine L. Powell	1,500	16,380	757	38,195

(1)
The number of shares acquired equals the difference between the number of RSUs vested and the number of shares of stock withheld by the Company to cover tax obligations. The number of RSUs that vested before the withholding was for Dr. Graves 3,487, Mr. Ross 533, Mr. Oldenkamp 1,165, Mr. Hore 1,861, and Ms. Powell 1,182. Messrs. Becker and Harrison did not have any RSUs vest during fiscal year 2017.

(2)
The value realized on the vesting of the RSUs is the fair market value of our common stock at the time of vesting.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan is a non-qualified plan that provides a select group of employees, including all of the named executive officers, with the option to defer up to 90% of base salary or short-term cash incentive. Independent directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 100% of the director's fees we pay.

Participants' deferred compensation accounts earn a monthly rate of return based on an established interest rate. The interest rate is approved by the Committee in November of each year for the following calendar year. Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used. As such, the interest rate for calendar year 2017 was 2.24%.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants may elect to receive distribution in a single payment, installments, or combination thereof. Distribution elections cannot change unless the election is to postpone payment until the fifth anniversary of separation from service or, if later, age 60 and the election must be made at least 12 months before separation from service. In no case can an earlier distribution election be allowed.

None of the named executive officers elected to participate in the Executive Deferred Compensation Plan during fiscal year 2017.

Potential Payments Upon Termination or Change in Control

Payments and benefits receivable by the named executive officers upon termination of employment or a change in control of our Company are governed by the arrangements described below.

Executive Change in Control Severance Plan

We adopted the Executive Change in Control Severance Plan (the "Change in Control Severance Plan") on September 30, 2013, which became effective January 1, 2014, so that the treatment of all eligible named executive officers would be consistent if such individual's employment with the Company or an affiliate were terminated without Cause or for Good Reason following a Change in Control, each such capitalized term as defined in the Change in Control Severance Plan. Under the Change in Control Severance Plan, the Company will pay and provide to the eligible participants benefits in a sum equal to 200% of the following: annualized basic cash remuneration in effect during the then current year; average annual Executive Variable Compensation paid for the preceding three years (or the actual number of years of receipt of such bonus if less than three years); and any other form of compensation paid to the participant and included in such individual's gross income during the 12-month period immediately prior to the date of termination. The cash severance benefit will be paid in a lump sum following termination. The executive will also receive certain life, disability, accident, and health insurance coverage for a period of up to 18 months following termination and officers' liability insurance for not less than six years from the date of a Change in Control. As a condition to the receipt of such benefits, the executive may not render services to any entity offering any competing product for a period of two years following the date of termination unless the change in control was not approved by the Board of Directors. Pursuant to an amendment to the Change in Control Severance Plan, Mr. Hore is not eligible to participate in the plan. The change in control severance benefits available to Mr. Hore under the Hore Employment Agreement, assuming that a termination of employment and/or a change in control occurred on September 30, 2017, are as set forth under the heading "Estimated Payments for Named Executive Officers" below.

Executive Severance Plan

We adopted the Executive Severance Plan on September 30, 2013 (the "Severance Plan"), so that the treatment of all eligible named executive officers would be consistent if such individual's employment with the Company or an affiliate were terminated without Cause or for Good Reason, each as defined in the Severance Plan. In the event of such termination, the Severance Plan provides that the eligible participant would receive as benefits a sum equal to 100% of his or her annualized basic cash remuneration in effect during the then current year and certain life, accident and health insurance coverage. The cash severance benefit would be paid in equal installments on each payroll pay date during the 12 month period beginning no later than 60 days following the date of termination. As a condition of the receipt of these benefits, the executive may not render services to any entity offering any competing product for a period of one year following the date of termination. In addition, payments to be paid under the Severance Plan can be forfeited, and certain payments already made can be recaptured, if the executive engaged or engages in conduct detrimental to the Company while employed by the Company or violates the Severance Plan's non-compete provisions. Pursuant to an amendment to the Severance Plan, Mr. Hore is not eligible to participate in the plan. The severance benefits available to Mr. Hore under the Hore Employment Agreement, assuming that a termination of employment and/or a change in control occurred on September 30, 2017, are as set forth under the heading "Estimated Payments for Named Executive Officers" below.

Equity Incentives

The 2011 Plan and the 2017 Plan provide that, if any awards have not been assumed or substituted by an acquiring entity, any stock incentives accelerate upon a change in control. Notwithstanding the foregoing, unless the Compensation Committee determines otherwise at or prior to the change in control, no stock incentive that is subject to any performance criteria for which the performance period has not expired shall accelerate at the time of a change in control.

Short-Term Cash Incentives

Under the terms of the awards made pursuant to the EVC Plan, if a named executive officer's employment with the Company is terminated for any reason other than death before the end of the fiscal year on which the performance goals are based, the officer will not receive any payout under the EVC Plan. If a named executive officer dies during the fiscal year on which the performance goals are based, a prorated payout based on actual achievement of the performance goals at the end of the fiscal year will be made to the officer's estate. Such a payout will be proportionately reduced based upon the time the officer was employed during the fiscal year.

Estimated Payments for Named Executive Officers

Assuming that a termination of employment and/or change in control occurred on September 30, 2017, the total compensation payable to the following named executive officers in accordance with the Executive Change in Control Severance and Executive Severance Plans that were in place at that time is as set forth in the table below.

	Termination of Employment in Conjunction with a Change in Control				Change in Control (without Termination of Employment)	Termination (without Change in Control)

Name	Cash Payment ($)(1)	Accelerated Vesting ($)(2)	Benefits ($)(3)	Total Value ($)	Accelerated Vesting ($)(2)	Cash Payment ($)(4)	Benefits ($)(5)	Total Value ($)

Jeffrey A. Graves	2,045,041	2,264,279	29,744	4,339,064	2,264,279	675,000	19,116	694,116
Brian T. Ross	801,992	266,386	11,016	1,079,394	266,386	335,000	6,630	341,630
William L. Becker	748,238	167,305	22,985	938,528	167,305	300,000	14,609	314,609
Steven B. Harrison	1,041,961	242,180	3,226	1,287,367	242,180	335,000	1,437	336,437
David T. Hore	1,057,364	488,675	28,920	1,574,959	488,675	500,000	18,840	518,840

(1)
Pursuant to the Change in Control Severance Plan, represents two times each named executive officer's respective annual compensation (other than Mr. Hore), consisting of annual base salary; the average of the cash incentive payment made pursuant to the EVC Plan for each of the prior three fiscal years, excluding any payments made with respect to a partial fiscal year; and other non-plan based payments during the previous 12-month period prior to the date of termination. For Mr. Hore, the Hore Employment Agreement provides for severance payments equal to the sum of the following: Mr. Hore's annual base salary for the 24-month period following a change in control; any accrued but unpaid salary for the period through and including the date of termination; the amount of any bonus compensation payable to Mr. Hore accrued as of the date of termination, provided that Mr. Hore has achieved any required performance goals in connection therewith; all accrued and unpaid vacation pay; and any reimbursable expenses (as provided in the Hore Employment Agreement) for the period through and including the date of termination.

(2)
Represents the aggregate value of stock options and restricted stock units held by each named executive officer that were not vested as of September 30, 2017 but whose vesting and exercisability would have been accelerated under the terms of the 2011 Plan (assuming that the awards were not assumed or substituted by an acquiring entity). The value of accelerating each unvested stock option is equal to the difference between the stock price and the exercise price of such option. The value of accelerating each unvested restricted stock unit is equal in each case to the stock price.

(3)
Pursuant to the Change in Control Severance Plan, represents payments made to each named executive officer (other than Mr. Hore) for life, disability, and accident and health insurance benefits for 18 months following termination. For Mr. Hore, the Hore Employment Agreement provides for the payment of such benefits, if any, to which Mr. Hore is entitled under any employee benefit plan of the Company for the period through and including the date of termination.

(4)
Pursuant to the Severance Plan, represents each named executive officer's annual base salary.

(5)
Pursuant to the Severance Plan, represents payments made for each named executive officer's life, accident and health insurance benefits for 12 months following termination (other than Mr. Hore).

On April 18, 2017, we entered into a Mutual Separation and Release Agreement with Ms. Powell pursuant we agreed to pay Ms. Powell a severance payment of $325,000 in equal installments on each payroll pay date over the twelve months following her separation date and to continue to pay her certain life, accident and health insurance coverage, which severance payments were made in lieu of any payments under the Severance Plan.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

General Information

In accordance with Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:

    RESOLVED, that the shareholders of MTS Systems Corporation approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in the Company's proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained on pages 16 to 41 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Your vote on Proposal 3 is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board believes that the Company should hold an advisory vote on the compensation of the Company's named executive officers (the "Say-on-Pay Vote") annually, and plans to hold a similar Say-on-Pay Vote each year until the next required vote on the frequency of Say-on-Pay Votes or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency. The next Say-on-Pay Vote will be held at our fiscal year 2018 annual meeting to be held early in calendar year 2019.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE COMPENSATION TABLES AND THE ACCOMPANYING NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

OTHER INFORMATION

Security Ownership of Principal Shareholders and Management

The following table sets forth, as of the close of business on December 18, 2017, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person who is known to us to beneficially own more than five percent of our Common Stock.

Name and Address of Beneficial Owner	Number of Shares	Note	Percent

BlackRock, Inc. 55 East 52nd St. New York, NY 10055	2,045,739	(1)	11.5%
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	1,791,564	(2)	10.1%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,442,477	(3)	8.1%
Fuller & Thaler Asset Management, Inc. 411 Borel Avenue, Suite 300 San Mateo, CA 94402	1,318,690	(4)	7.4%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201	1,242,619	(5)	7.0%
Clearbridge Investments, LLC 620 8th Avenue New York, NY 10018	1,087,385	(6)	6.1%

(1)
According to the Schedule 13G/A filed on January 12, 2017 with the SEC. Includes 2,010,715 shares over which BlackRock, Inc. has sole voting power and 2,045,739 shares over which BlackRock, Inc. has sole dispositive power.

(2)
According to the Schedule 13G/A filed on February 14, 2017 with the SEC. Includes 1,624,231 shares over which Ariel Investments, LLC has sole voting power and 1,791,564 shares over which Ariel Investments, LLC has sole dispositive power.

(3)
According to the Schedule 13G/A filed on February 10, 2017 with the SEC. Includes 31,711 shares over which The Vanguard Group, Inc. has sole voting power, 2,526 shares over which The Vanguard Group, Inc. has shared voting power, 1,409,014 shares over which The Vanguard Group, Inc. has sole dispositive power and 33,463 shares over which The Vanguard Group, Inc. has shared dispositive power.

(4)
According to the Schedule 13G/A filed on February 23, 2017 with the SEC. Includes 1,293,070 shares over which Fuller & Thaler Asset Management, Inc. has sole voting power and 1,318,690 shares over which Fuller & Thaler Asset Management, Inc. has sole dispositive power.

(5)
According to the Schedule 13G filed on February 10, 2017 with the SEC. Includes 720,119 shares over which Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power, 522,500 shares over which Barrow, Hanley, Mewhinney & Strauss, LLC has shared voting power, and 1,242,619 shares over which Barrow, Hanley, Mewhinney & Strauss, LLC has sole dispositive power.

(6)
According to the Schedule 13G filed on February 14, 2017 with the SEC. Includes 880,617 shares over which Clearbridge Investments, LLC has sole voting power and 1,087,385 shares over which Clearbridge Investments, LLC has sole dispositive power.

The following table sets forth information regarding the beneficial ownership of shares of the Company's common stock as of December 18, 2017 by:

  •
  Each director, director-nominee and "named executive officer"; and

  •
  all directors and executive officers of the Company as a group.

Name	Number of Shares of Common Stock	Options Exercisable within 60 days of December 18, 2017	RSUs vesting within 60 days of December 18, 2017	Total	Percent of Class

David J. Anderson	17,867	-	-	17,867	*

David D. Johnson	15,345	-	-	15,345	*

Randy J. Martinez	4,489	-	-	4,489	*

Michael V. Schrock	4,489	-	-	4,489	*

Gail P. Steinel	12,593	-	-	12,593	*

Maximiliane C. Straub	-	-	-	-	*

Chun Hung (Kenneth) Yu	11,345	-	-	11,345	*

Jeffrey A. Graves	29,562	142,065	-	171,627	*

Brian T. Ross	595	4,848	144	5,587	*

Jeffrey P. Oldenkamp(1)	1,849	-	-	1,849	*

William C. Becker	4,147	-	-	4,147	*

Steven B. Harrison	-	-	-	-	*

David T. Hore	20,977	-	-	20,977	*

Catherine L. Powell(2)	1,185	-	-	1,185	*

All Directors and Executive Officers as a group (13 persons)	121,409	146,913	144	268,466	1.5%

*
Represents less than one percent.

(1)
As of May 12, 2017, Mr. Oldenkamp was no longer an officer of the Company. As a result, the number of shares beneficially owned by Mr. Oldenkamp is current as of his Form 4 filing with the SEC on April 19, 2017.

(2)
As of May 5, 2017, Ms. Powell was no longer an officer of the Company. As a result, the number of shares beneficially owned by Ms. Powell is current as of her Form 4 filing with the SEC on April 19, 2017.

Related Party Transactions

The Audit Committee is responsible for the review and approval of all related party transactions between the Company and any of our executive officers, directors or director nominees, or any immediate family member of any such person. Pursuant to a related party transactions approval procedure adopted by the Audit Committee, all related party transactions that involve amounts in excess of $120,000 and in which a related party has or will have a direct or indirect material interest, must be approved in advance by the Audit Committee. If the proposed transaction involves a member of the Audit Committee, such member will not participate in the deliberations or vote on the proposed transaction. Related party transactions may be approved if the Audit Committee in good faith determines them to be (i) fair and reasonable to us, (ii) on terms no less favorable than could be obtained by us if the transaction did not involve a related party and (iii) in our best interests.

There were no related party transactions during fiscal year 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16(a) of the Exchange Act. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal year 2017, with the exception of a late Form 4 filing for each of Messrs. Becker and Oldenkamp due to an administrative error.

Information Regarding Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of September 30, 2017.

(shares in thousands)	Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans(3)

Equity compensation plans approved by shareholders	766	$57.86	1,566
Equity compensation plans not approved by shareholders	-	-	-

Total	766	$57.86	1,566

(1)
Reflects securities to be issued upon the exercise of vested stock options and the vesting of restricted stock units under the 2017 Plan.

(2)
The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock and restricted stock unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)
Includes securities available for future issuance under the 2017 Plan other than those listed in the first column and approximately 639 shares of common stock available for issuance under our 2012 Employee Stock Purchase Plan (the "2012 ESPP").

Under the 2012 ESPP, there is a two-year mandatory holding period for stock acquired upon exercise of options granted thereunder. In contrast, there is no mandatory holding period for stock acquired upon exercise of options granted under the 2017 Plan. However, the federal income tax consequences to an employee for immediate disposition of stock acquired upon exercise of incentive stock options may make it more advantageous to the employee to hold such shares for at least one year from the date of exercise and two years from the date of grant. In addition, our executive officers and directors are subject to stock ownership guidelines that may encourage our executive officers and directors to hold shares acquired upon exercise of options. See the section of this proxy statement entitled "Executive Compensation – Compensation Discussion and Analysis – Compensation Policies – Stock Ownership Guidelines" for more information.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an officer or employee of our Company or any of our subsidiaries and affiliates or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officer of which served either on our Board of Directors or on our Compensation Committee.

Shareholder Proposals

Proposals Included in the Proxy Statement

Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal year 2018 annual meeting that we anticipate will be held in early calendar year 2019 and that shareholders desire to have included in our proxy materials related to such meeting must be received by us at our principal executive offices no later than 5:00 p.m., Central Time, August 30, 2018, which is 120 calendar days prior to the anniversary of this year's mailing date. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareholder wishes to present a proposal at our fiscal year 2018 annual meeting to be held in early calendar year 2019 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws. In general, our Bylaws provide that such notice should be addressed to the Secretary and be no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, except in certain circumstances as further described in our Bylaws. For purposes of our fiscal year 2018 annual meeting, such notice must be received no earlier than October 16, 2018 and not later than November 15, 2018. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our Bylaws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to the Secretary of the Company.

Our management knows of no matters other than the foregoing to be brought before the Annual Meeting. However, this proxy gives discretionary authority in the event that additional matters should be presented.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, which includes audited financial statements, will be furnished without charge to any shareholder who requests it in writing from Treasurer, MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344 and are also available from the SEC's Internet site at www.sec.gov or via our Internet site at www.mts.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote upon (1) the election of eight directors, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018, (3) a non-binding, advisory vote to approve the compensation of the Company's named executive officers, and (4) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. In addition, our management will report on the performance of the Company and respond to questions from shareholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials at no cost to the shareholder. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

If you do not affirmatively elect to receive printed copies of the proxy materials, you will only be able to view our proxy materials electronically on the Internet. Providing our proxy materials to shareholders on the Internet rather than printing and mailing hard copies saves us these costs. We encourage you to view our proxy materials on the Internet. Shareholders who have affirmatively elected to receive a printed set of our proxy materials may change their election and elect to view all future proxy materials on the Internet instead of receiving them by mail.

Who is entitled to vote?

Only shareholders of record at the close of business on December 18, 2017 (the "Record Date") will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. Each outstanding share of the Company's common stock, $0.25 par value per share (the "Common Stock"), entitles its holder to cast one vote on each matter to be voted upon.

Shareholders have cumulative voting rights in the election of directors. If any shareholder gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareholder may cumulate their votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees. If such notice is given by any shareholder, votes for directors by such shareholder will be cumulated. For instance, if a shareholder only votes for one nominee, such vote will be automatically cumulated and cast for that nominee. If a shareholder has voted for more than one nominee, the total number of votes that the shareholder is entitled to cast will be divided equally among the nominees for whom the shareholder has voted.

Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/MTSC2018. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the Record Date, 17,794,096 shares of our Common Stock were outstanding, so holders of at least 8,897,049 shares of our Common Stock must be present, attending the virtual Annual Meeting or by proxy, to have a quorum. If you vote your proxy electronically through the Internet or by telephone, or submit a properly executed paper proxy card, your shares will be considered part of the quorum even if you abstain from voting.

How do I vote?

You may vote in one of the following ways:

    •
    By Internet before the Annual Meeting:    You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice of Internet Availability or proxy card. Follow the instructions provided to obtain your records and create an electronic ballot.

    •
    By telephone before the Annual Meeting:    If you reside in the United States or Canada, you may call 1-800-690-6903 by using any touch-tone telephone, 24 hours a day, 7 days a week. Have your Notice of Internet Availability or proxy card in hand when you call and follow the voice prompts to cast your vote.

    •
    By mail before the Annual Meeting:    If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

    •
    At the Annual Meeting:    If you are a shareholder of record, you may attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/ MTSC2018 during the meeting. You will need your control number found in the Notice of Internet Availability or proxy card. Follow the instructions provided to vote.

Shares represented by proxies submitted through the Internet or by telephone, or those paper proxy cards properly signed, dated and returned, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly submitted, whether through the Internet, by telephone, or by mail using a paper proxy card, but contains no instructions, the shares represented thereby will be voted:

    •
    FOR the election of each of the nominated directors (see Proposal 1 on page 1 of this proxy statement);

    •
    FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018 (see Proposal 2 on page 13 of this proxy statement);

    •
    FOR the non-binding, advisory vote to approve the compensation of the Company's named executive officers (see Proposal 3 on page 42 of this proxy statement); and

    •
    In the discretion of the proxy holders for any other matters properly presented at the meeting.

The Internet and telephone voting procedures are designed to verify shareholders' identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Shareholders voting through the Internet should be aware that they may incur costs to access the Internet and that these costs will be at the expense of the shareholder.

When do I vote?

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Standard Time on February 12, 2018, using www.proxyvote.com or calling 1-800-690-6903, as applicable. If you want to vote after February 12, 2018, or revoke an earlier proxy, you must submit a signed proxy card or vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/MTSC2018.

Can I change my vote after I vote electronically or return my proxy card?

Yes. Even after you have voted electronically through the Internet or by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by:

    •
    Returning a later-dated proxy by Internet, telephone or mail;

    •
    Delivering a written notice of revocation to our Corporate Secretary at 14000 Technology Drive, Eden Prairie, Minnesota 55344; or

    •
    Attending the virtual Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted.

Shareholders who hold shares through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

What does the Board recommend?

The Board's recommendations are set forth after the description of the proposals in this proxy statement. In summary, the Board recommends a vote:

    •
    FOR the election of each of the nominated directors (see Proposal 1 on page 1 of this proxy statement);

    •
    FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018 (see Proposal 2 on page 13 of this proxy statement); and

    •
    FOR the non-binding, advisory vote to approve the compensation of the Company's named executive officers (see Proposal 3 on page 42 of this proxy statement).

If you return a properly executed proxy card without specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What vote is required to approve each proposal?

For Proposal 1, the eight nominees receiving the highest number of "FOR" votes will be elected.

For Proposals 2 and 3, each shareholder is entitled to one vote for each share of Common Stock held and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

A "WITHHELD" vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

A properly executed proxy marked "ABSTAIN" with respect to Proposals 2 or 3, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. In Proposals 2 and 3, abstentions will have the same effect as a negative vote.

If your shares are held in the "street name" of a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" matters, such as the ratification of accounting firms. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the election of directors and the non-binding, advisory vote to approve the compensation of the Company's named executive officers. These rules apply notwithstanding the fact that shares of our Common Stock are traded on the Nasdaq Global Select Market.

If your brokerage firm votes your shares only on "routine" matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against non-routine matters.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as inspector of elections to determine whether or not a quorum is present and tabulate votes cast by proxy or at the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability?

If your shares are held in more than one account, you will receive more than one Notice of Internet Availability. To ensure that all your shares are voted, vote electronically through the Internet or by telephone, or sign, date and return a paper proxy card for each Notice of Internet Availability you receive. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Broadridge Financial Solutions, Inc. by telephone at 800-542-1061 or in writing at Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How will voting on any other business be conducted?

We do not know of any business to be considered at the Annual Meeting other than the matters described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to each of David J. Anderson and Jeffrey A. Graves to vote on such matters at their discretion.

How are proxies solicited?

In addition to use of the Internet and mail, proxies may be solicited by our officers, directors and other employees by telephone, through electronic transmission, facsimile transmission, or personal solicitation. No additional compensation will be paid to such individuals for such activity.

What is "householding"?

We may send a single Notice of Internet Availability, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as "householding," is designed to reduce duplicate mailings and printing and postage costs and conserve natural resources. If your Notice of Internet Availability is being householded and you wish to receive multiple copies of the Notice of Internet Availability, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact Broadridge Financial Solutions, Inc., by telephone at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Who pays for the cost of this proxy solicitation?

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability, the proxy statement and any additional information furnished to shareholders. We will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 12, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MTSC2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. MTS SYSTEMS CORPORATION 14000 TECHNOLOGY DRIVE EDEN PRAIRIE, MN 55344 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 12, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E34856-P00332 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MTS SYSTEMS CORPORATION The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. !! ! 1. To elect eight directors to hold office until the next annual meeting of shareholders or until their successors are duly elected. Nominees: 01) 02) 03) 04) David J. Anderson Jeffrey A. Graves David D. Johnson Randy J. Martinez 05) 06) 07) 08) Michael V. Schrock Gail P. Steinel Maximiliane C. Straub Chun Hung (Kenneth) Yu For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3: ! ! ! ! ! ! 2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 29, 2018. 3. To approve, in a non-binding, advisory vote, the compensation of the Company's named executive officers. NOTE: THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. ! For address changes and/or comments, please check this box and write them on the back where indicated. This proxy should be marked, dated and signed by the shareholder(s) exactly as his, her or their name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Jointly owned shares will be voted as directed unless another owner instructs to the contrary, in which case, the shares will not be voted. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E34857-P00332 PROXY MTS SYSTEMS CORPORATION Proxy for the Annual Meeting of Shareholders February 13, 2018 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of MTS Systems Corporation, a Minnesota corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints David J. Anderson and Jeffrey A. Graves, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of the Company, held of record by the undersigned on December 18, 2017, at the ANNUAL MEETING OF SHAREHOLDERS to be held on February 13, 2018, and any adjournments or postponements thereof. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Card to be signed on the reverse side Address Changes/Comments: